                                                                     Exhibit 2.3

                     IN THE UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF MARYLAND


============================================
                                            :
In Re:                                      :
                                            :        Case No. 00-5-7812-JS
CREDITRUST CORPORATION                      :        Chapter 11
                                            :
              Debtor-in-Possession          :
____________________________________________:



                                 FIFTH AMENDED
                             DISCLOSURE STATEMENT
                                      of
                            CREDITRUST CORPORATION



                               December 21, 2000

     APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT OF THE FAIRNESS OR MERITS OF THE PLAN OF REORGANIZATION DESCRIBED HEREIN OR OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.


                                 FIFTH AMENDED
                             DISCLOSURE STATEMENT

                            DATED DECEMBER 21, 2000

                           Solicitation of Votes on
                         the Plan of Reorganization of

                            CREDITRUST CORPORATION

--------------------------------------------------------------------------------
THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN OF REORGANIZATION IS 5:00 P.M., EASTERN TIME, ON JANUARY 12, 2001, UNLESS EXTENDED.
--------------------------------------------------------------------------------
     HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN CREDITRUST CORPORATION ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT UNDER "RISK FACTORS" PRIOR TO VOTING ON THE PLAN OF REORGANIZATION DESCRIBED HEREIN (THE "PLAN"). IN MAKING ITS VOTING DECISION, EACH HOLDER MUST RELY ON ITS OWN EXAMINATION OF CREDITRUST CORPORATION AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. HOLDERS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

     CREDITRUST CORPORATION IS RELYING ON THE EXEMPTION PROVIDED BY SECTION 1145(a)(1) OF THE BANKRUPTCY CODE TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND UNDER APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS THE OFFER OF SURVIVING CORPORATION COMMON STOCK WHICH MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION. THE SURVIVING CORPORATION COMMON STOCK TO BE ISSUED UNDER THIS PLAN WILL NOT HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UNDER THE SECURITIES ACT OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAW AND WILL BE ISSUED IN RELIANCE UPON THE EXEMPTION FROM THE SECURITIES ACT AND EQUIVALENT STATE LAW REGISTRATION PROVIDED BY SECTION 1145(a)(1) OF THE BANKRUPTCY CODE.

     THE SURVIVING CORPORATION COMMON STOCK TO BE ISSUED UNDER THIS PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY, AND NEITHER THE COMMISSION NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.

     CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND IN RELIANCE UPON THE EXEMPTION PROVIDED

BY SECTION 1145(a)(1) OF THE BANKRUPTCY CODE, AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES AND RISKS DESCRIBED HEREIN.

     THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.

     THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

     THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY ENTITY FOR ANY OTHER PURPOSE.

     HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD, THEREFORE, CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                               TABLE OF CONTENTS
                               -----------------

I.     SUMMARY.............................................................................   1
       A.       Introductory Explanation...................................................   1
       B.       Purpose of the Disclosure Statement........................................   1
       C.       Overview of the Reorganization.............................................   2
       D.       Voting Procedures..........................................................   8
                1.       Record Date.......................................................   8
                2.       Classes Entitled to Vote..........................................   8
       E.       Brief Explanation of Chapter 11............................................   9

II.    BACKGROUND AND HISTORY OF THE DEBTOR................................................  11
       A.       Description of the Debtor and its Operations...............................  11
                1.       General...........................................................  11
                2.       Receivables Analysis and Acquisition..............................  11
                3.       Receivables Collection............................................  11
       B.       Financing the Purchase of Receivables......................................  12
                1.       General Description of the Financing..............................  12
                2.       Public Equity Offerings...........................................  12
                3.       Securitizations and Warehouse Facility............................  12
                         a.   Securitization 1998-1........................................  12
                         b.   Securitization 1998-2........................................  12
                         c.   Securitization 99-1..........................................  13
                         d.   SPV99-2 Financing............................................  13
                         e.   Warehouse Facility...........................................  13
                4.       Revolving Line of Credit..........................................  14
       C.       Competition................................................................  14
       D.       Trademarks and Proprietary Information.....................................  14
       E.       Government Regulation......................................................  15
       F.       Employees..................................................................  16
       G.       Events Leading to the Commencement of the Case.............................  16
                1.       Inability to Secure Additional Financing..........................  16
                2.       AGI Lawsuit; AGI's Termination of Servicing.......................  17
                3.       Actions to Avoid the Filing.......................................  18
       H.       Downsizing of Debtor and Move from Hunt Valley.............................  18

III.   THE DEBTOR'S CHAPTER 11 CASE........................................................  19
       A.       Commencement of the Case...................................................  19
       B.       Nasdaq Suspension of Trading...............................................  19
       C.       DIP Financing and Use of Cash Collateral...................................  19
       D.       Official Committee.........................................................  20
       E.       Employment of Professionals................................................  20
       F.       Operational Matters........................................................  20
                1.       Rejection of Hunt Valley Lease....................................  20

               2.       Additional Time to Assume or Reject Leases...............................  21
               3.       The Debtor's Current Financial Condition.................................  21
      G.       Significant Litigation............................................................  21
               1.       Creditrust as Plaintiff..................................................  21
                        a.   Creditrust, et al. v. Enhance Financial Services Group, Inc. et al..  21
                                                                                       -----
                        b.   Creditrust v. MBNA America Bank, N.A................................  21
                        c.   Creditrust v. Witt, et al...........................................  22
                                                     -----
               2.       Creditrust as Defendant..................................................  22
                        a.   Thomas D. Kelsey v. Creditrust, et al...............................  22
                        b.   Constantine Commercial Construction, Inc.
                                             v. Creditrust.......................................  22
                        c.   Bigalke v. Creditrust...............................................  22
                        d.   Hutcherson v. Creditrust............................................  23
                        e.   Conlon v. Rensin, et al.; Brewington v. Rensin, et al.;
                             Romine v. Rensin, et al.; Tepper v. Rensin, et al.; Graham
                             v. Rensin, et al.; Goldstein v. Rensin, et al.......................  23
                        f.   Martin v. Creditrust, et al.; Harold Harris v. Creditrust,
                             et al.; Jones v. Creditrust, et al.; Charles L. Banks v.
                             Creditrust, et al.; Adolph Harris v. Creditrust; Charles
                             Banks v. Creditrust, et al.; Long v. Creditrust, et al..............  23
               3.       Motions to Appoint Chapter 11 Trustee....................................  24
      H.       Bar Dates.........................................................................  24
      I.       Employment Issues.................................................................  24
               1.       Management...............................................................  24
               2.       Board of Directors.......................................................  24

IV.   THE MERGER.................................................................................  26
      A.       The Merger Generally..............................................................  26
      B.       Conversion of NCOP and Creditrust Common Stock....................................  27
      C.       Treatment of Convertible Securities...............................................  28
      D.       Exchange Procedures...............................................................  29
      E.       Representations and Warranties....................................................  29
      F.       Certain Obligations of the Parties Pending Closing................................  30
      G.       Conditions Precedent to the Closing...............................................  31
      H.       Termination of the Merger Agreement and Breakup Fee...............................  34
      I.       Servicing Agreement...............................................................  35
      J.       Independent Contractor Agreement..................................................  36
      K.       Tax Considerations Relating to the Merger.........................................  37
               1.       General..................................................................  37
               2.       Treatment of Holders of Creditrust Common Stock..........................  37
               3.       Treatment of Convertible Securities......................................  39

V.    GOVERNANCE, MANAGEMENT AND OWNERSHIP OF THE SURVIVING CORPORTION...........................  41
      A.       Governance and Management.........................................................  41

               1.       Certificate of Incorporation and Bylaws......................................  41
               2.       Board of Directors and Committees............................................  41
               3.       Directors and Executive Officers.............................................  42
               4.       2000 Stock Option Plan.......................................................  43
               5.       Employment Agreements........................................................  44
      B.       Ownership of Surviving Corporation Common Stock.......................................  45
      C.       Description of Surviving Corporation Capital Stock....................................  45
               1.       Surviving Corporation Common Stock...........................................  46
                        a.    Voting Rights Stock....................................................  46
                        b.    Dividend Rights Stock..................................................  46
                        c.    No Preemptive or Other Rights Stock....................................  46
                        d.    Right to Receive Liquidated Distribution Stock.........................  46
               2.       Surviving Corporation Preferred Stock........................................  46
               3.       Anti-Takeover Provisions.....................................................  47
               4.       Limitations on Directors' Liabilities and Indemnification....................  48
               5.       Transfer Agent and Registrar.................................................  49
      D.       Comparison of Stockholders' Rights....................................................  49
               1.       Stock Preferences............................................................  49
                        a.   Surviving Corporation Preferred Stock...................................  49
                        b.   Creditrust Preferred Stock..............................................  49
               2.       Size and Classification of the Board of Directors............................  50
                        a.   Surviving Corporation...................................................  50
                        b.   Creditrust..............................................................  50
               3.       Removal of Directors.........................................................  50
                        a.   Surviving Corporation...................................................  50
                        b.   Creditrust..............................................................  50
               4.       Meeting of Stockholders; Action by Written Consent...........................  51
                        a.   Surviving Corporation...................................................  51
                        b.   Creditrust..............................................................  51
               5.       Stockholders Inspection Rights; Stockholder Lists............................  51
                        a.   Surviving Corporation...................................................  51
                        b.   Creditrust..............................................................  51
               6.       Amendment of Governing Documents.............................................  52
                        a.   Surviving Corporation...................................................  52
                        b.   Creditrust..............................................................  52
               7.       Power of Board to Oppose Tender Offer and Take-Over Transactions; State Law
                        Protections..................................................................  53
                        a.   Surviving Corporation...................................................  53
                        b.   Creditrust..............................................................  53
               8.       Required Vote for Authorization of Mergers, Consolidate or Sale of Assets....  55
                        a.   Surviving Corporation...................................................  55
                        b.   Creditrust Corporation..................................................  56
      E.       Business of the Surviving Corporation after the Effective Date........................  56

VI.   SUMMARY OF THE PLAN............................................................................  57

       A.       Classification and Treatment of Claims and Interests..........................  57
                1.       Unclassified Claims..................................................  57
                2.       Class 1 (Priority Claims)............................................  57
                3.       Class 2 (Sunrock Claims).............................................  58
                4.       Class 3 (Other Secured Claims).......................................  58
                         a.   Classification..................................................  58
                         b.   Impairment and Voting...........................................  59
                         c.   Treatment.......................................................  59
                5.       Class 4 (Unsecured Claims)...........................................  61
                         a.   Classification..................................................  61
                         b.   Impairment and Voting...........................................  61
                         c.   Treatment.......................................................  61
                6.       Class 5 (Rensin Note Claims).........................................  62
                         a.  Classification...................................................  63
                         b.   Impairment and Voting...........................................  63
                         c.   Treatment.......................................................  63
                7.       Class 6 (SPV99-2 Noteholders Claims).................................  63
                         a.   Classification..................................................  63
                         b.   Impairment and Voting...........................................  63
                         c.   Treatment.......................................................  63
                8.       Class 7 (AGI)........................................................  64
                         a.   Classification..................................................  64
                         b.   Impairment and Voting...........................................  64
                         c.   Treatment.......................................................  64
                9.       Class 8 (FDCPA Claims)...............................................  64
                         a.   Classification..................................................  64
                         b.   Impairment and Voting...........................................  65
                         c.   Treatment.......................................................  65
                10.      Class 9 (Indemnification Claims).....................................  65
                         a.   Classification..................................................  65
                         b.   Impairment and Voting...........................................  65
                         c.   Treatment.......................................................  65
                11.      Class 10 Administrative Convenience Claims...........................  65
                         a.   Classification..................................................  66
                         b.   Impairment and Voting...........................................  66
                         c.   Treatment.......................................................  66
                12.      Class 11 Old Equity Interests (Creditrust Common Stock)..............  66
                         a.   Classification..................................................  66
                         b.   Impairment and Voting...........................................  66
                         c.   Treatment.......................................................  66
                13.      Special Adjustment...................................................  67
                14.      Releases.............................................................  68

VII.   IMPLEMENTATION OF THE PLAN.............................................................  69
       A.       Merger........................................................................  69
       B.       Purchase of Call Center.......................................................  69

         C.       Corporate Action...............................................................  69
         D.       Miscellaneous Tax Matters......................................................  70
         E.       Regulatory Approval............................................................  70

VIII.    GOING CONCERN VALUATION AND FEASIBILITY.................................................  71
         A.       Feasibility and Projections....................................................  71
                  1.       Feasibility...........................................................  71
                  2.       Projected Financial Information.......................................  72
                  3.       Going Concern Valuation...............................................  73
         B.       Funding (exit financing).......................................................  75

IX.      RISK FACTORS............................................................................  77
         A.       Risk Factors and Forward-Looking Statements....................................  77
         B.       Certain Bankruptcy Law Considerations..........................................  77
                  1.       Failure to Satisfy Vote Requirement...................................  77
                  2.       Risk of Non-Occurrence of the Effective Date..........................  77
         C.       Risk Factors Affecting the Value of the Surviving Corporation
                  Common Stock to be Issued Under the Plan.......................................  78
                  1.       Ability to Maintain Creditrust's Historic Growth Rate.................  78
                  2.       Substantial Debt......................................................  78
                  3.       Possible Losses on Consumer Receivables...............................  79
                  4.       Use of Reporting Estimates............................................  79
                  5.       Possible Shortage of Available Receivables for Purchase...............  80
                  6.       Risks of Securitization Transactions..................................  80
                  7.       Stock Price Volatility................................................  80
                  8.       Control by NCOG.......................................................  81
                  9.       Financial Projections.................................................  81
                  10.      Dependence upon NCOG; Potential Conflicts with NCOG...................  82
                  11.      Dependence on Senior Management.......................................  82
                  12.      Restrictions on Cash Dividends........................................  83

X.       SECURITIES LAW MATTERS..................................................................  84
         A.       Issuance of Surviving Corporation Common Stock Under the Plan..................  84
         B.       Registration Rights............................................................  84
         C.       Status of the Surviving Corporation............................................  85

XI       LIQUIDATION ANALYSIS....................................................................  86
         A.       Liquidation Under Chapter 7....................................................  86
         B.       Liquidation Valuation..........................................................  86

XII.     REQUIREMENTS FOR CONFIRMATION...........................................................  90
         A.       Bankruptcy Code Requirements...................................................  90
         B.       Acceptances....................................................................  90
         C.       Cramdown.......................................................................  91

XIII.    FINANCIAL INFORMATION...................................................................  92

       A.       General..........................................................................  92
       B.       Selected Financial Data..........................................................  92
       C.       Management's Discussion and Analysis of Financial Condition and Results of
                Operations.......................................................................  92
       D.       Recent Performance...............................................................  92

XIV.   RECOMMENDATION............................................................................  93

XV.    CONCLUSION................................................................................  93

                                   EXHIBITS

FOURTH AMENDED PLAN OF REORGANIZATION......................................................  A
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER..........................................  B
         Selected Exhibits:
              Joseph K. Rensin Contractor Agreement...(Exhibit A to Merger Agreement)
              Servicing Agreement.....................(Exhibit C to Merger Agreement)
CREDITRUST CORPORATION ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999.....  C
CREDITRUST CORPORTION QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2000...  D
PRO FORMA AND PROJECTED FINANCIAL INFORMATION..............................................  E
CERTIFICATE OF INCORPORATION OF NCO PORTFOLIO MANAGEMENT, INC..............................  F
BYLAWS OF NCO PORTFOLIO MANAGEMENT, INC....................................................  G
RECENT FINANCIAL STATISTICS................................................................  H
SETTLEMENT AGREEMENT WITH AGI..............................................................  I
LETTER AGREEMENT BETWEEN DEBTOR AND FARMERS & MECHANICS BANK, N.A. AGI.....................  J
ESTIMATE OF CASH AVAILABLE FOR CLASS 4.....................................................  K

                        IN THE UNITED STATES BANKRUPTCY
                         FOR THE DISTRICT OF MARYLAND


===========================================
                                           :
In Re:                                     :
                                           :  Case No. 00-5-7812-JS
CREDITRUST CORPORATION                     :  Chapter 11
                                           :
                Debtor-in-Possession       :
-------------------------------------------


                      FIFTH AMENDED DISCLOSURE STATEMENT
                      ----------------------------------

I.    SUMMARY

      A.  Introductory Explanation

      Founded in 1991, Creditrust Corporation ("Creditrust" or the "Debtor") is a leading information-based purchaser, collector and manager of defaulted consumer receivables. On June 21, 2000, Creditrust field a voluntary petition under Chapter 11 of the Bankruptcy Code and continues to operate as a Debtor-in-Possession. Creditrust has filed a Fifth Amended Plan of Reorganization, dated December 21, 2000 (the "Plan"), with the United States Bankruptcy Court for the District of Maryland (the "Bankruptcy Court"). Terms capitalized herein and in the Plan that are not otherwise defined herein are defined in the Plan.

      B.  Purpose of the Disclosure Statement

      The purpose of this Disclosure Statement is to provide creditors, shareholders and other holders of Claims and Equity Interests with sufficient information to make an informed decision as to whether to accept or reject the Plan. All Equity Interest holders and all creditors whose Claims are impaired and who will receive a distribution under the Plan are entitled to vote.

      THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE DEBTOR AND THE PLAN THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN. PLEASE READ THIS DOCUMENT WITH CARE.

      The information contained in this Disclosure Statement has been prepared by the Debtor's management unless specifically stated to be derived from other sources. The Debtor's management believes the information contained herein is accurate in all material respects, based upon the Debtor's books and records.

      On December 21, 2000, after notice and hearing, the Bankruptcy Court entered an order pursuant to section 1125 of the Bankruptcy Code approving this Disclosure Statement (the "Disclosure Statement Order") as containing information of a kind, and in sufficient detail, adequate to enable a hypothetical, reasonable investor, typical of the solicited holders of Claims against and Equity Interests in the Debtor, to make an informed judgment with respect to the acceptance or rejection of the Plan. The Disclosure Statement Order is filed with the Bankruptcy Court, and a copy is being sent to holders of Claims and Equity Interests.

       Each holder of a Claim or Equity Interest entitled to vote to accept or reject the Plan should read this Disclosure Statement and the Plan in their entirety before voting. The summaries of the Plan and related documents contained in this Disclosure Statement are qualified in their entirety by reference to the Plan itself, the appendices thereto and all documents described therein as being filed with the Bankruptcy Court prior to approval of this Disclosure Statement. The information contained in this Disclosure Statement, including the information regarding the Debtor and its history, businesses and operations; the historical and projected financial information of the Debtor (including the projected results of operations of the Reorganized Creditrust); and the liquidation analysis relating to the Debtor, is included for purposes of soliciting acceptances of the Plan. As to contested matters or any pending litigation, however, such information is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations.

       No solicitation of votes to accept or reject the Plan may be made except pursuant to this Disclosure Statement and Section 1125 of the Bankruptcy Code. You should not rely on any information relating to the Debtor, its businesses or the Plan other than that contained in this Disclosure Statement and the exhibits hereto. The delivery of this Disclosure Statement will not under any circumstances imply that the information herein is correct as of any time subsequent to the date hereof.

       After carefully reviewing this Disclosure Statement, including the attached exhibits, please indicate your acceptance or rejection of the Plan on the particular ballot or ballots enclosed in your package. See Section I.D,
                                                            ---
"Voting Procedures."

       C.  Overview of the Reorganization


       The Plan effects a reorganization of the Debtor's business. The Plan is premised on a business plan developed by the Debtor's management involving a merger with NCO Portfolio Funding, Inc., a Delaware corporation ("NCOP") pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of September 20, 2000 (as it may be amended by the parties thereto from time to time ("Merger Agreement"), among Creditrust, NCOP and NCO Group, Inc., a Pennsylvania corporation ("NCOG"). A copy of the Merger Agreement is attached as Exhibit B. On the Effective Date, NCOP's name will be changed to NCO Portfolio Management, Inc., and Creditrust will be merged into NCOP (the "Merger"), which will be the surviving corporation (in such capacity, the "Surviving Corporation" or "Reorganized Creditrust"). Most of the Debtor's employees, including the collectors, shall become employees of NCO Financial Systems, Inc. ("NCOF"), a subsidiary of NCOG, which will be the majority owner of the Surviving Corporation. The Merger Agreement provides that, as a condition to completion of the Merger, on the Effective Date, immediately prior to the Merger, NCOP shall have a net book value of $25 million, including at least $10 million of liquidity, with a total cash infusion of $15.55 million (including the Barrist Contribution). For a description of the Merger, see Section IV, "The Merger." IV, "The Merger."
                           ---

       The following is a brief summary of the treatment of certain Claims and Equity Interests under the Plan. The description of the Plan set forth below constitutes a summary only. All parties in interest are urged to review the more detailed description of the Plan contained in this Disclosure Statement, and the Plan itself, which is attached as Exhibit A to this Disclosure Statement.
                                  ---------

       The Plan provides for the payment in full in Cash of all Administrative Claims on the Effective Date unless otherwise agreed by the Debtor and a holder of such Claim. In addition, pursuant to Section 1129(a)(9)(C) of the Bankruptcy Code, Priority Tax Claims will be paid in cash. See Section VI.A.1,
                                                ---
"Unclassified Claims."

       The remaining Claims and Equity Interests in the Debtor are classified in Classes Two through Eleven under the Plan. Unsecured Creditors (i.e., holders of "Allowed Class 4 Claims") will receive Cash Payments to pay such Claims in full on the later of the Effective Date upon such date that a disputed Class 4 Claim becomes an Allowed Claim. Secured Creditors, other than Sunrock Capital Corporation, will be paid in full over time with interest in accordance with the New Equipment Notes to be executed by Reorganized Creditrust. Holders of shares of the common stock of Creditrust, par value $.01 per share (including holders of certain Creditrust stock options and warrants) ("Creditrust Common Stock"), will receive approximately 17.5% (subject to adjustment as provided in the Plan and the Merger Agreement) of the total common stock of the Surviving Corporation, no par value per share ("Surviving Corporation Common Stock"). See
                                                                             ---
Section IV.B, "Conversion of NCOP and Creditrust Common Stock," and Section VI.A, "Classification and Treatment of Claims," for a discussion of Equity Interest Holders' distributions under the Plan.

       The following table provides a summary of the classification and treatment under the Plan of all Claims and Equity Interests. Specifically, the table provides estimates of: (i) the approximate amount of Claims or Equity Interests in each Class that have been asserted; (ii) the amount of Claims or Equity Interests in each Class that the Debtor presently estimates will be Allowed; and (iii) the nature and extent of the distributions to be made under the Plan on account of such Allowed Claims and Equity Interests. Reference should be made to the entire Disclosure Statement and to the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

                        CLASSIFIED CLAIMS AND INTERESTS
                        -------------------------------

 Classes of Claims and Equity Interests              Treatment of Classes of
                                                     Claims and Equity Interests
_____________________________________________        _______________________________________________
Class 1 Claims (Priority Claims)
                                                     Unimpaired.  Paid in full in Cash on the
Asserted Claims:   $112,598.00                       Effective Date, or paid on other agreed
Estimated                                            terms.
Allowed Claims:    $322,960.41
                                                     Estimated Recovery: 100%

____________________________________________         _______________________________________________
Class 2 Claims (Sunrock Claims)
                                                     Impaired.  Sunrock's DIP Loan shall be paid
Estimated                                            in full on the Effective Date.  Sunrock's
Asserted Claims:   $15,503,336                       Secured Claim shall be paid in full on the
Estimated                                            Effective Date or paid in accordance with
Allowed Claims:    $14,574,610
                   (as of 1-31-01)
                                                     Estimated Recovery: 100%

______________________________________________       _______________________________________________
Class 3(i)-(x) Claims (Other Secured Claims)
                                                     Impaired.  Creditors in Class 3 shall be
Estimated                                            paid in accordance with the terms of the
Asserted Claims:   $5,413,135                        respective secured financing transactions
Estimated                                            to be memorialized in new notes.  Each note
Allowed Claims:    $4,238,551                        shall be secured by the collateral assigned
                                                     to that creditor.

                                                     Estimated Recovery: 100%

_____________________________________________      _________________________________________________
Class 4 Claims (Unsecured Claims - other
than Claims of $13,000 or less)                     Impaired.  Each holder of an Allowed
                                                    Unsecured Claim shall be paid in full in
Asserted Claims:   $10,263,292.00                   cash on the Effective Date, or on such
Estimated                                           later date that such Claim becomes allowed.
Allowed Claims:    $6-8 million
                                                    Estimated Recovery: 100%

_______________________________________________     ________________________________________________
Class 5 (Rensin Note Claim)
                                                    Impaired.  The holder of the Rensin Note
Asserted Claims:   $679,213.56                      Claim shall receive, on the Effective Date,
Estimated                                           shares of New Common Stock having a value
Allowed Claims:    $679,213.56                      of $679,213.56 based on the New Equity Value

________________________________________________    ___________________________________________________
Class 6 SPV 99-2 Noteholders
                                                    Impaired.  The Class 6 SPV 99-2 Noteholders
Asserted Claims:   $38,014,550.13                   shall be treated as follows:
Estimated
Allowed Deficiency Claims:                          A.  The promissory notes evidencing the
$18,500,000.00                                      claims shall be modified as of the
                                                    Effective Date to provide for a maturity
                                                    date of December 31, 2004 at a 15% interest
                                                    rate.  On the Effective Date, the SPV 99-2
                                                    Noteholders shall receive $5,000,000.00,
                                                    which shall be applied to reduce the
                                                    principal balance of the Notes.  In
                                                    addition, in exchange for cancellation of
                                                    the Guaranty and the warrants issued by
                                                    Creditrust, and in satisfaction of the
                                                    Allowed Class 6 Claims, the SPV 99-2
                                                    Noteholders shall receive 18.5% of the New
                                                    Common Stock, which, subject to the
                                                    conditions in the Term Sheet (defined in
                                                    Section 4.6(c) of the Plan), shall be held
                                                    for at least 90 days after the Effective
                                                    Date.
                                                    B.   The Servicing Agreement between the
                                                    Debtor and SPV 99-2 shall be modified,
                                                    assumed and assigned to NCOF at a 20%
                                                    servicing fee in accordance with the Term
                                                    Sheet.
                                                    C.   The parties shall exchange mutual
                                                    releases as set forth in the Term Sheet.

                                                    Estimated Recovery:  80%-100%

________________________________________________    ___________________________________________________
Class 7 AGI
                                                    Impaired.  AGI shall have an Allowed Claim
Asserted Claim:   up to $32,700,000.00              in the amount of $4.55 million secured by
Estimated                                           certain existing reserves (which shall not
Allowed Claim:   $4,550,000                         be paid on the Effective Date) as described
                                                    in the AGI Settlement Agreement, payment of
                                                    which is contingent upon the satisfaction
                                                    of the terms and conditions set forth in
                                                    the Settlement Agreement.  The Settlement
                                                    Agreement shall be amended by the parties
                                                    thereto to be consistent with the Court's
                                                    ruling of November 28, 2000.  All
                                                    litigation among AGI, the Debtor and
                                                    related parties will be terminated on the
                                                    Effective Date.  Notwithstanding the terms
                                                    of the AGI Settlement Agreement, the
                                                    release of Rensin by Creditrust and of
                                                    Creditrust by Rensin shall be governed by
                                                    the terms of the Plan.
________________________________________________
Class 8 FDCPA Claims                                Estimated Recovery:  100%.
                                                    __________________________________
Asserted Claims:   $9,894,000.00
Estimated                                           Impaired.  The Class 8 Claimants shall
Allowed Claims:    $0                               receive no distributions from the Debtor
                                                    and to the extent allowed shall look solely
                                                    to the Debtor's former and existing
                                                    professional insurance policies for payment
                                                    of such Claims.

                                                    Estimated Recovery:  unknown.
________________________________________________
Class 9 Indemnification Claims
                                                    Impaired.  Holders of Class 9 Claims shall
Asserted Claims: Unknown                            receive no distributions under Plan, but
Estimated                                           shall benefit from the Litigation Trust and
Allowed Claims:  $0                                 existing and former Creditrust D&O
                                                    insurance policies.

                                                    Estimated Recovery:  unknown.

________________________________________________    ___________________________________________________
Class 10 Administrative Convenience Claims
(Unsecured Claims of $13,000 or less)               Impaired.   Each holder of an
                                                    Administrative Convenience Claim shall
Asserted Claims:  $382,360.00                       receive payment in full on the later of the
Estimated                                           Effective Date or the date on which such
Allowed Claims:   $292,016.07                       claim becomes an Allowed Claim.

                                                    Estimated Recovery:   100%

________________________________________________    ___________________________________________________
Class 11 Old Equity Interests
                                                    Impaired.  Each holder shall receive a pro
                                                    rata share of approximately 17.5% of the
                                                    New Common Stock, subject to adjustment in
                                                    accordance with the terms of the Plan and
                                                    the Merger Agreement



     D.  Voting Procedures

          1.    Record Date


     The date of entry of the Disclosure Statement Order will be considered the record date for all Claims against the Debtor for voting purposes. June 21, 2000 shall be the record date for holders of Equity Interests. Entities holding Claims or Equity Interests transferred after such dates will not be permitted to vote to accept or reject the Plan.

          2.  Classes Entitled to Vote


            Pursuant to the Bankruptcy Code, only Classes of Claims or Equity Interests that are "impaired" (as defined in Section 1124 of the Bankruptcy
Code) under the Plan are entitled to vote to accept or reject the Plan. Classes of Claims or Equity Interests that are not impaired are not entitled to vote on the Plan and are treated as having accepted the Plan. The classification of Claims and Equity Interests under the Plan is set forth, together with notations as to whether each Class of Claims or Equity Interests is impaired or unimpaired, in the table above and in Section V.A, "Classification and Treatment of Claims and Interests." The Bankruptcy Court may estimate and allow a disputed, unliquidated or contingent Claim for the purpose of voting on the Plan. Any party in interest may seek an order of the Bankruptcy Court temporarily allowing, for voting purposes, a Disputed Claim.

     If you are entitled to vote on the Plan, you should have received a ballot with this Disclosure Statement. Please use only the ballot that accompanies this Disclosure Statement. If you did not receive a ballot or if you have any questions about voting, please contact:

                    Debra O. Fullem, Senior Legal Assistant
                    Swidler Berlin Shereff Friedman, LLP
                    Attorneys for Debtor
                    3000 K Street, N.W., Suite 300
                    Washington, D.C.  20007
                    (202) 424-7500
                    (202) 424-7645 (fax)

       IT IS IMPORTANT THAT CREDITORS AND EQUITY INTEREST HOLDERS EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN. PRIOR TO VOTING, CREDITORS AND EQUITY INTEREST HOLDERS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN OF REORGANIZATION ATTACHED HERETO AS EXHIBIT A AND THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT UNDER "RISK FACTORS." Creditors and Equity Interest holders should read the ballot carefully and follow the instructions contained therein. Incomplete, improperly completed or unsigned ballots might not be counted, so please follow the instructions carefully. After filling out the ballot completely, please sign
                        ----------------------------------------------------
the ballot and return it to the address above.
---------------------------------------------

       IF YOU HOLD CLAIMS OR INTERESTS IN MORE THAN ONE CLASS, YOU MAY RECEIVE MORE THAN ONE BALLOT. YOU SHOULD COMPLETE, SIGN AND RETURN EACH OF THE BALLOTS THAT YOU RECEIVE.

       TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY 5:00 P.M., EASTERN STANDARD TIME, ON JANUARY 12, 2001 AT THE ABOVE ADDRESS. IT IS OF THE UTMOST IMPORTANCE TO THE DEBTOR THAT YOU VOTE PROMPTLY TO ACCEPT OR REJECT THE PLAN.

       Votes cannot be transmitted orally or by facsimile. Accordingly, you are urged to return your completed and signed ballot promptly.

       E.  Brief Explanation of Chapter 11


       Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Pursuant to Chapter 11, a debtor-in-possession is authorized to reorganize its business for the benefit of its creditors and its shareholders. Pursuant to Chapter 7 of the Bankruptcy Code, a debtor may also choose to liquidate its assets.

       Chapter 11 authorizes a debtor to continue operating its business and remain in possession of its property as a "debtor-in-possession" during the pendency of its bankruptcy case unless the Bankruptcy Court orders the appointment of a trustee. The Debtor in this case has remained in possession of its property, often referred to as its Bankruptcy Estate, and continues to operate its business as a Debtor-in-Possession.

          The filing of a Chapter 11 petition also triggers the automatic injunction ("Automatic Stay") provisions of the Bankruptcy Code. The Automatic Stay prevents attempts to collect on pre-petition claims from the debtor or otherwise interfere with its property or business. In Chapter 11 cases, the Automatic Stay remains in full force and effect until the effective date of a confirmed plan of reorganization, unless the Bankruptcy Court specifically orders otherwise.

          Formulation of a plan of reorganization is the primary purpose of the Chapter 11 reorganization case. The plan is a vehicle for financially restructuring a debtor to create a viable entity while treating the holders of claims against and interests in that debtor in accordance with the requirements of the Bankruptcy Code. Unless a trustee is appointed or the Bankruptcy Court otherwise orders, a debtor has the exclusive right to file a plan during the first 120 days of the Chapter 11 case. The Bankruptcy Court may shorten or extend the 120-day period. In this case, as part of the Order authorizing Debtor-in-Possession financing, the Debtor stipulated that the exclusivity period was waived only as to the Creditors' Committee.

          If the Debtor files its plan during the first 120 days of a Chapter 11 case, it may solicit acceptances of a plan for the first 180 days, unless the Bankruptcy Court extends the solicitation period. In this case, as a result of the Plan being filed on October 5, 2000 the Debtor's exclusive solicitation period has been extended to December 18, 2000, except as to the Creditors' Committee, and the Debtor currently has pending before the Court a request for a further extension in order to solicit votes for its Plan.

II.       BACKGROUND AND HISTORY OF THE DEBTOR

          A.   Description of the Debtor and its Operations

               1.   General


          The Debtor was incorporated in Maryland on October 17, 1991. The Debtor is a leading information-based purchaser, collector and manager of defaulted consumer receivables. Defaulted consumer receivables are the unpaid debts of individuals to credit grantors, including banks, finance companies, retail merchants and other service providers. Creditrust uses its software systems and its information databases to generate collections of purchased, defaulted receivables. Most of the Debtor's receivables are VISA(R) and MasterCard(R) credit card accounts that the issuing banks have charged off their books for non-payment. Since its founding in 1991 through June 30, 2000, Creditrust has invested $215.0 million to purchase receivables at a significant discount. As of March 31, 2000, the Debtor managed over two million accounts with a charged-off amount of over $4.9 billion.

               2.  Receivables Analysis and Acquisition


          Creditrust purchases defaulted consumer receivables that have been incurred through VISA(R), MasterCard(R), private label credit cards and unsecured consumer loans issued by credit grantors, including banks, finance companies, retail merchants and other service providers. The receivables typically are charged-off by the credit grantors after a default-period of 180 days. From the time of purchase, Creditrust has found that the average portfolio of receivables has an estimated economic life of at least 60 months.

          Creditrust purchases portfolios of receivables at a discount from their charged-off amount, typically the aggregate unpaid balance at the time of charge-off by the credit grantors. Generally, there is an inverse correlation between purchase price and the perceived effort necessary to recover the receivables. Some credit grantors pursue an auction type sales approach by constructing a portfolio of receivables and seeking bids from competing parties invited to submit bids. Other means of purchasing receivables include privately negotiated, direct sales between credit grantors and reputable purchasers. Credit grantors have also entered into "forward flow" contracts that provide for a credit grantor to sell some or all of its receivables over a period of time to a single third party on the terms specified in a contract.

               3.  Receivables Collection


          Creditrust's Recovery Department is responsible for recovering account balances and providing customer service to its customers. The Recovery Department, unlike a traditional "collections shop," uses a friendly, customer-focused approach to collect on receivables. Instead of simply calling about an old bill, Creditrust's employees work to maximize yield while minimizing customer negativity and maintaining a positive working environment. The Debtor also utilizes technology to improve efficiency within its Recovery Department, specifically a proprietary program called Mozart that manages the workflow and reporting associated within its Recovery Department.

          B.   Financing the Purchase of Receivables

               1.  General Description of the Financing


          The Debtor has historically funded its receivables purchases and the expansion of its business through a combination of credit facilities, public and private equity funding and asset-backed securitizations.

               2.  Public Equity Offerings

          The Debtor consummated two public offerings of shares of its common stock. The first of these commenced on July 29, 1998, and netted proceeds of approximately $27.3 million, after deducting underwriting discounts and commissions and estimated offering expenses, from the sale of 2,000,000 shares of Creditrust Common Stock. The Debtor used a portion of the net proceeds from the sale of the common stock to repay debt. The remaining net proceeds of the offering were used primarily to acquire receivables and for working capital.

          The Debtor's second common stock offering commenced on March 19, 1999, and netted proceeds of approximately $42.5 million, after deducting underwriting discounts and commissions and offering expenses, from the sale of 2,400,000 shares of Creditrust Common Stock. The net proceeds of the offering were used for expansion of the business and for working capital and general corporate purposes, including purchasing additional receivables. In addition, the Debtor used a portion of the net proceeds to repay outstanding indebtedness under its credit facilities.

               3.  Securitizations and Warehouse Facility

          This section describes various securitizations and other facilities that were created by Creditrust during the period from June of 1998 through 1999. Generally, the securitizations were created through wholly-owned finance subsidiaries that issued notes to institutional investors. Unless otherwise indicated below, these securitizations and the notes issued by the special purpose subsidiaries are without recourse to or guarantee by the Debtor.

                   a.    Securitization 1998-1

          In June 1998, the Debtor completed its first securitization of finance receivables (the "Initial Securitization"). The Initial Securitization included receivables owned by the Debtor with a charged-off amount of $412 million and a carrying value of $4.8 million as well as $6.5 million of receivables Creditrust was servicing for a third party with a charged-off amount of $692 million. These receivables were transferred to Creditrust SPV2, LLC ("SPV2"), a special purpose finance subsidiary. SPV2 issued an aggregate principal amount of $14.5 million of 6.43% Creditrust Receivables-Backed Notes, Series 1998-1, which notes were secured by the receivables transferred to SPV2 and insured by a financial guaranty insurance policy issued by AGI. These notes were paid in full on August 10, 2000.

                   b.    Securitization 1998-2

     The Debtor completed its second securitization in December 1998 (the "Second Securitization"). The Second Securitization included receivables with a charged-off amount of $956 million and a carrying value of $28.6 million. The Debtor transferred the receivables to Creditrust SPV98-2, LLC ("SPV98-2"), a special purpose finance subsidiary. SPV98-2 issued an aggregate principal amount of $27.5 million of 8.61% Creditrust Receivables-Backed Notes, Series 1998-2, which notes are secured by the receivables transferred to SPV98-2 and insured by a financial guaranty insurance policy from AGI. In accordance with the December, 1999 amendments, a transfer of servicing from the Debtor to a successor servicer was effected in on April 1, 2000, however, until May 2000 the Debtor continued to service these accounts.

          c.   Securitization 99-1

     In August 1999, the Debtor completed its third securitization of finance receivables (the "Third Securitization"). The Third Securitization included receivables with a charged-off amount of $1.1 billion and a carrying value of $89 million. The Debtor transferred the receivables to Creditrust SPV99-1, LLC ("SPV99-1"), a special purpose finance subsidiary. SPV99-1 issued an aggregate principal amount of $40 million of 9.43% Creditrust Receivable - Backed Notes, Series 1999-1, which are secured by the receivables transferred to SPV99-1. A notice of termination of servicing was delivered to the Debtor subsequent to the delivery of a Notice of Servicer Cross Default dated April 12, 1999.

          d.   SPV99-2 Financing

     In August 1999, the Debtor entered into a $40.0 million interim credit facility to fund purchases of additional portfolios of defaulted receivables (the "SPV99-2 Financing"). Under this arrangement, Creditrust SPV99-2, LLC (Series 1999-2) ("SPV 99-2"), a newly formed, special purpose subsidiary issued secured, interim short-term notes in a private placement to institutional investors, backed by an unconditional guarantee of payment from the Debtor. SPV 99-2 used the proceeds of the interim credit facility to purchase portfolios of accounts. SPV 99-2 was initially obligated to retire this facility with proceeds from any capital markets transactions or certain asset sales prior to the May 2000 initial maturity date. Interest was initially payable at 12% per annum. Prior to the initial maturity date all collections of the SPV99-2 receivables were paid to the SPV99-2 Noteholders. On April 11, 2000 the Debtor and the SPV99-2 Noteholders amended their agreements as follows: (a) the notes converted to long-term financing effective March 1, 2000, at which time the interest rate changed to 15% per annum and the note maturity date was changed from May 2, 2004 to September 30, 2002; (b) warrants in the amount of 1,236,138 shares of common stock of Creditrust were issued to the SPV99-2 Noteholders based on the average stock price under a defined formula at market value; and (c) the governance documents of SPV99-2 were changed to name an independent member of SPV99-2.
Soon after the Debtor's petition under chapter 11 was filed, and based on the chapter 11 filing, SPV99-2 received a notice of cross default and that the interest rate on the SPV99-2 notes increased from 15% to 21%.

          e.   Warehouse Facility

     In September 1998, the Debtor established through a wholly owned consolidated special purpose finance subsidiary, Creditrust Funding I LLC, an initial $30 million revolving warehouse facility for use in acquiring finance receivables (the "Warehouse Facility"). The Warehouse Facility carried a floating interest rate of LIBOR plus .65%, with the revolving period originally expiring in October 2000. By amendment, the revolving period in fact expired on February 29, 2000. The final due date of all payments due under the Warehouse Facility is October 2005. The Warehouse Facility is secured solely by a trust estate, primarily consisting of specific consumer receivables that the Debtor has absolutely assigned to the newly formed special purpose finance subsidiary, and is non-recourse to the parent Debtor and its other assets. The Warehouse Facility is also insured by AGI. In accordance with the December, 1999 amendments, a transfer of servicing from the Debtor to a successor servicer was effected on April 1, 2000, however, until May 2000, the Debtor continued to service these accounts.

          4.   Revolving Line of Credit

     In October 1998, the Debtor entered into a $20 million revolving line of credit with Sunrock Capital Corporation to provide receivables financing (the "Revolving Credit Facility"). The Revolving Credit Facility had an original term of three years. During this time the Debtor could borrow and repay funds to purchase receivables at 80% of acquisition cost. Interest was based on prime plus 0.5%, or LIBOR plus 2.5% at the option of the Debtor on each advance. Pursuant to an amendment to the governing loan documents in March 2000, interest is prime plus 2.5% effective April 1, 2000. The Revolving Credit Facility is secured by any receivables purchased under the Revolving Credit Facility and by substantially all the Debtor's other assets.

     C.   Competition


     The Debtor's business is highly competitive, and it expects that competition from new and existing companies will intensify. The Debtor competes with other purchasers of defaulted consumer receivables and with third-party collection agencies. The Debtor's ability to obtain new customers is also materially affected by the financial services companies that choose to manage their own defaulted consumer receivables. Some of these companies may have substantially greater personnel and financial resources. The Debtor seeks to compete with these companies on the basis of its superior information technology capabilities, which the Debtor believes enable it to purchase, collect and manage receivables more effectively than its competitors. For information concerning the business of the Surviving Corporation as it is proposed to be conducted after the Effective Date, please see Section V.E, "Business of the Surviving Corporation after the Effective Date."

     D.   Trademarks and Proprietary Information

     The Debtor has obtained federal trademark registrations with the United States Patent and Trademark Office with respect to the name "Creditrust" and the Creditrust logo. The rights to the Creditrust logo, subject to certain restrictions, will be transferred to Joseph K. Rensin as described under Section IV.J, "Independent Contractor Agreement."

          The Debtor relies on trade secrets to protect its proprietary rights in its systems and information databases. The Debtor attempts to protect its trade secrets and other proprietary information through agreements with employees and other security measures. Although the Debtor intends to protect its rights to the extent necessary under the Merger Agreement, there can be no assurance that these measures will be successful.

          E.  Government Regulation


          The Fair Debt Collection Practices Act ("FDCPA") and comparable state statutes establish specific guidelines and procedures which debt collectors must follow to communicate with consumer debtors, including the time, place and manner of such communications. It is the Debtor's policy to comply with the provisions of the FDCPA and comparable state statutes in all of its collection activities, although it may not be specifically subject thereto. If these laws apply to some or all of the Debtor's collection activities, the Debtor's failure to comply with such laws could have a materially adverse effect on the Debtor. Federal and state consumer protection and related laws and regulations extensively regulate the relationship of a customer and a credit card issuer. Because many of its receivables were originated through credit card transactions, such laws and regulations affect certain of the Debtor's operations. Significant laws include the FDCPA, the Fair Credit Reporting Act, the Federal Truth-In-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Electronic Funds Transfer Act (and the Federal Reserve Board's regulations which relate to these Acts), as well as comparable statutes in those states in which customers reside or in which the grantors are located. State laws may also limit the interest rate and the fees that a credit card issuer may impose on its customers. Among other things, the laws and regulations applicable to credit card issuers impose disclosure requirements when a credit card account is advertised, when it is applied for and when it is opened, at the end of monthly billing cycles and at year-end. Federal law requires credit card issuers to disclose to consumers the interest rates, fees, grace periods and balance calculation methods associated with their credit card accounts, among other things. In addition, customers are entitled under current laws to have payments and credit applied to their credit card accounts promptly, to receive prescribed notices and to require billing errors to be resolved promptly. In addition, some laws prohibit certain discriminatory practices in connection with the extension of credit. Failure by the credit grantors to have complied with applicable statutes, rules and regulations could create claims and rights for the customers that would reduce or eliminate their obligations under their receivables, and this could have a materially adverse effect on the Debtor. Pursuant to agreements under which the Debtor purchases receivables, the Debtor is normally indemnified against losses caused by the failure of the credit grantor to have complied with applicable statutes, rules and regulations relating to the receivables before they are sold to Creditrust.

          Certain laws, including the laws described above, may limit the Debtor's ability to collect amounts owing with respect to the receivables regardless of any act or omission on the part of the Debtor. For example, under the federal Fair Credit Billing Act, a credit card issuer is subject to all claims (other than tort claims) and defenses arising out of certain transactions in which a credit card is used if the obligor has made a good faith attempt to obtain satisfactory resolution of a disagreement or problem relative to the transaction and, except in cases where there is a specified relationship between the person honoring the card and the credit card issuer, the amount of the initial transaction exceeds $50.00 and the place where the initial transaction occurred was in the same state as the customer's billing address or within 100 miles of that address. As a purchaser of defaulted consumer receivables, the Debtor may purchase receivables subject to legitimate defenses on the part of the customer. The statutes further provide that, in certain cases, customers cannot be held liable for, or their liability is limited with respect to, charges to the credit card account that were a result of an unauthorized use of the credit card. No assurances can be given that certain of the receivables were not established as a result of unauthorized use of a credit card, and, accordingly, the amount of such receivables could not be collected by the Debtor. Pursuant to some agreements under which the Debtor purchased receivables, the Debtor is indemnified against certain losses with respect to such receivables regardless of any act or omission on the part of the Debtor or the credit grantor. Additional consumer protection laws may be enacted that would impose requirements on the enforcement of and collection on consumer credit card or installment accounts. Any new laws, rules or regulations that may be adopted as well as existing consumer protection laws, may adversely affect the ability of the Debtor to collect the receivables. In addition, the failure of Creditrust to comply with such requirements could adversely affect the Debtor's ability to enforce the receivables. The Debtor's policy is to respond promptly and fully to inquiries from the Federal, state and local regulators in connection with alleged complaints from customers.

          Various Claims have been filed in the Chapter 11 Case and are treated in Class 8 of the Plan. The Debtor believes that these Claims are without merit but, if allowed, will be covered by applicable insurance.

          F.   Employees

          The Debtor currently has more than 330 full-time employees. None of the Debtor's employees is represented by a labor union. The Debtor believes that
its relations with its employees are good.   Under the Plan, all but a few of
the Debtor's employees, including the collectors, will become employees of NCOF. Most of the remaining employees will be employed by Reorganized Creditrust.

          G.   Events Leading to the Commencement of the Case

               1.   Inability to Secure Additional Financing


          The debt service requirements associated with the securitization significantly increased liquidity requirements. The interest only periods under both the Line of Credit Facility and the Warehouse Facility expired, and no further borrowings were permitted under the Warehouse Facility. The Debtor was unsuccessful in obtaining financing with principal payments and other terms appropriately matched to the anticipated cash flows from receivables that would be purchased with the financing, including replacement financing to payoff the interim credit facility SPV 99-2, which required 100% cash flow to service debt. Throughout the third and fourth quarters of 1999, the Debtor endeavored to float five year notes to augment the existing financing and pay off SPV 99-2. The credit market for specialty finance companies in general and the Debtor's sector in particular was unavailable. The Debtor was unable to secure a refinancing and in December, the Board of Directors voted to engage an advisor to help the company locate a strategic partner and or pursue a sale of the company. Several other financing options were pursued in the first quarter of 2000 including a $55 million high yield bond and indications of interest by one or two potential strategic partners. None of these transactions were consummated.

               2.   AGI Lawsuit; AGI's Termination of Servicing

          On April 4, 2000, the Debtor filed in the United States District Court for the District of Maryland an 18-count suit seeking compensatory and punitive damages in excess of $200 million against Enhance Financial Services Group, Inc. (NYSE:EFS), AGI, and Charles Henneman, Senior Vice President of EFS. EFS is the parent of AGI, which insures three of the Debtor's four asset backed bonds. The suit alleges that EFS, through its Senior Vice President Charles Henneman, secretly posted maliciously false and disparaging statements about the Debtor on the Yahoo! message board, an internet web site, at which the Debtor is the dedicated topic of discussion. This suit includes counts alleging violations under the securities laws.

          After the Debtor filed suit against AGI and its parent EFS, Creditrust's term as servicer on two of the three securitizations (Creditrust Receivables Backed Notes, Series 1998-2, and Creditrust Receivables Backed Warehouse Notes, Series 1998-A consolidated) expired. Wells Fargo Bank, successor to Norwest Bank Minnesota, National Association, as trustee and back up servicer, immediately became successor servicer and thereafter selected a third party sub-servicer, Coldata Incorporated, effective as of May 1, 2000.

          In August, AGI filed a motion seeking appointment of a Chapter 11 Trustee and filed a complaint to recover at least $1.3 million related to the Debtor's AGI-insured asset backed securitization. In light of the costs and risks of litigation and the delay, and the mutual desire to consummate a consensual plan, the parties have entered into a settlement agreement, a copy of which is attached hereto as Exhibit I.

          Pursuant to the terms of the Plan and the AGI Settlement Agreement, other than the contingent claim of $4.55 million, all other claims between the Debtor, AGI and related parties have been settled. See Section VI.A.7
                                                    ---
describing the Creditrust-AGI settlement. On November 28, 2000, the Court denied the motion to approve the AGI Settlement without prejudice to consideration of the AGI Settlement at the confirmation hearing on the Debtor's Plan.

          3.   Actions to Avoid the Filing

     In an attempt to avoid a Chapter 11 Filing, the company took certain actions to restructure its obligations and negotiate with its creditors. In early April, Creditrust retained Seneca Financial Group, Inc. to assist as financial advisors during the negotiations with its creditors and establish a financial plan to avoid a filing. It had previously retained the law firm of Swidler Berlin Shereff Friedman, LLP as restructuring counsel. During April and May the Company, with the assistance of its advisors, developed a plan to restructure the Company's operations and financing arrangements.

     As management executed on its plan, it became apparent that due to concerns of the Company's creditors and the lack of progress in negotiations, a Chapter 11 filing was necessary. At that time, management and the Company's advisors turned their attention to planning for the June 21, 2000 petition filing.

     H.   Downsizing of Debtor and Move from Hunt Valley


     As of December 31, 1999, Creditrust had more than 1,000 employees and utilized three servicing facilities. The third facility, "Hunt Valley", included a call center and a new centralized information technology center and had the capacity to house approximately 1,600 additional employees.

     Following the loss of servicing on the 99-3 and 99-1 pools of receivables, the Debtor immediately sought to further reduce its cost base. The Debtor downsized from more than 1,000 employees in January 2000, to 330 employees in May 2000. However, the Debtor determined that the expenses related to the new call center lease in Hunt Valley and the equipment required to operate it would make the Debtor's restructuring more difficult, if not impossible. It concluded that a Chapter 11 proceeding was the best way to permit the infrastructure to be downsized and enable the Debtor to generate positive cash flow from operations. Therefore, the Debtor moved from its Hunt Valley facility and consolidated its operations in its remaining two facilities.

III.      THE DEBTOR'S CHAPTER 11 CASE

          A.   Commencement of the Case


          On June 20, 2000, Creditrust's Board of Directors voted unanimously to authorize the Debtor to file for protection under Chapter 11 of the Bankruptcy Code. On June 21, 2000 (the "Petition Date"), Creditrust filed a petition for reorganization under Chapter 11 of the Bankruptcy Code. While the Debtor's residual assets are contained in its special purpose subsidiaries, none of these filed for protection. Creditrust, exclusive of the non-filed subsidiaries, filed schedules in the Bankruptcy Court indicating assets with a book value of $116,288,000 and liabilities of $27,587,000 as of April 30, 2000. Subsequent to the filling of its bankruptcy petition, the Debtor has remained in possession of its property and has conducted its business as a Debtor-in-Possession, pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

          B.   Nasdaq Suspension of Trading


          When Creditrust filed its Chapter 11 petition, the Nasdaq Stock Market halted trading in the Creditrust Common Stock on June 22, 2000, and delisted the Creditrust Common Stock on September 26, 2000. The Creditrust Common Stock last traded on the Nasdaq Stock Market on June 21, 2000.

          C.   DIP Financing and Use of Cash Collateral


          To meet the working capital requirements and to support employee and vendor confidence, the Debtor sought a post-petition working capital facility (the "DIP Facility"). On July 7, 2000 the Bankruptcy Court entered an Interim Order and on July 17, 2000 a Final Order authorizing a post-petition working capital facility (the "DIP" Facility") from Sunrock Capital Corporation ("Sunrock"), the Debtor's prepetition working capital lender. Pursuant to the DIP Facility, Sunrock agreed to make loans to Creditrust through the earlier of the Effective Date of a plan of reorganization, or one year from June 22, 2000.

          The DIP Facility extends $5,000,000 in credit, secured by a first priority lien on substantially all of the Debtor's personal property, including accounts, receivables, inventory, equipment and general intangibles. The DIP Facility provides for the cross collateralization of Sunrock's prepetition loan amounts as well as (i) an interest rate of prime plus 5%, (ii) a commitment fee of $100,000, (iii) an unused line fee of .5%, (iv) a collateral management fee of $15,000, (v) a fee on the Effective Date of $700,000 and (vi) the reimbursement of certain loan administration costs. Cash borrowings under the DIP Facility have been granted super priority administrative status by the Bankruptcy Court over all obligations except certain limited administrative expenses, as defined in the DIP Facility credit agreement.

          The Bankruptcy Court also approved a cash collateral agreement, allowing the Debtor to use cash for operations in accordance with the budget attached to the Cash Collateral Order dated July 3, 2000.

          D.   Official Committee


          Section 1102 of the Bankruptcy Code provides for the appointment of official committees to represent unsecured creditors and equity security holders. Official committees appointed under Section 1102 have a number of rights, including but not limited to, the rights to: (i) consult with the debtor concerning administration of the case; (ii) investigate the acts, conduct, assets, liabilities and financial condition of the debtor, the operation of the debtor's business and any other matters relevant to the case or to the formulation of a plan; and (iii) participate in the formulation and acceptance or rejection of a plan.

          Pursuant to Section 1102 of the Bankruptcy Code, the United States Trustee appointed an interim Official Committee of Unsecured Creditors ("Creditors' Committee") on June 26, 2000. The permanent Creditors' Committee was appointed on July 7, 2000. The Creditors' Committee has retained counsel and financial advisors to assist it in performing its statutory functions. See
                                                                            ---
Section III. E, "Employment of Professionals."

          E.   Employment of Professionals


          Section 327 of the Bankruptcy Code authorizes debtors, with court approval, to employ certain professionals to represent and assist them in their cases. In this case, the Debtor has retained Swidler Berlin Shereff Friedman, LLP of Washington, D.C. to serve as the Debtor's counsel. The Debtor's financial advisor is Seneca Financial Group, Inc. and the Debtor's auditor is Reznick Fedder & Silverman. In addition, the Debtor has hired various other professionals for certain specific purposes, all of whom have been approved by the Bankruptcy Court.

          Section 1103 of the Bankruptcy Code authorizes, with court approval, the hiring of professionals by the Creditors' Committee. Counsel for the Creditors' Committee is Shapiro & Olander (now known as Shapiro, Sher & Guinot) of Baltimore, Maryland. Navigant Consulting, Inc. has been retained to provide accounting services to the Creditors' Committee. The Creditors' Committee has also retained Touchstone Fund Management, L.L.C. as investment bankers.

          As of October, 2000, approximately $931,000 in professional fees and expenses have been paid over the course of the Debtor's case pursuant to a certain administrative order of the Bankruptcy Court.

          F.   Operational Matters


               1.   Rejection of Hunt Valley Lease

          Subsequent to the Petition Date, the Debtor took immediate action to reject the Hunt Valley lease and to reject certain equipment leases. The Bankruptcy Court entered an order rejecting the Hunt Valley lease as of the Petition Date.

               2.   Additional Time to Assume or Reject Leases


          Section 365(d)(4) of the Bankruptcy Code provides that a debtor has an initial period of 60 days to assume or reject leases of non-residential real property. This time may be extended by the Bankruptcy Court for cause.

          In this case, the Debtor's time to assume or reject non-residential real property leases has been extended until confirmation of a plan of reorganization through a Bankruptcy Court order resulting from the Debtor's motion. The Plan provides that all unexpired leases and executory contracts will be rejected unless assumed under the Plan.

               3.   The Debtor's Current Financial Condition - See Exhibit H,
                                                               --- ---------
                    "Recent Financial Statistics"

          G.   Significant Litigation


               1.   Creditrust as Plaintiff:

                    a. Creditrust, et al. v. Enhance Financial Services Group, Inc., et al.

                         A complaint filed against EFS, AGI and Charles Henneman in the US District Court for the District of Maryland (WMN CV 966) containing eighteen (18) counts alleging securities fraud, common law fraud and other common law tort actions and which seeks compensatory and punitive damages in excess of $200 million. All defendants have filed motions to dismiss, which have been briefed and answered. See Section VI.A.7 for a description of the
                                   ---
                         Settlement Agreement reached with AGI, EFS and
                         Henneman.

                    b.   Creditrust v. MBNA America Bank, NA

                         A complaint filed in the US District Court for the District of Delaware (Civil Action No. 00-103-JJF) seeking a declaratory judgment with respect to a contract between Creditrust and MBNA which had terminated as a result of certain actions by MBNA. MBNA has answered denying any liability and has filed a counter claim seeking damages (not calculated or stated) from Creditrust for breach of contract. Creditrust has answered denying all liability. The counter claim has been "stayed" by the Chapter 11 proceedings and all parties have agreed to hold off on any discovery with respect to the original claim. MBNA has filed an unliquidated claim and an amended claim in the amount of $4.5 million in the Bankruptcy Court. The Debtor has objected to MBNA's claim.

                    c.   Creditrust v. Witt et al.
                                            ------

                         A complaint filed in the US District Court for the District of Maryland (CV 00-1285-L) seeking damages from the defendants for theft and conversion of funds belonging to Creditrust (currently estimated to be in excess of $200,000). A TRO was issued and converted to a preliminary injunction preventing the removal or expenditure of assets by the defendants. Subpoenas have been issued to various financial institutions in order to discover any misdirected funds.

               2.   Creditrust as Defendant

                    a.   Thomas D. Kelsey v. Creditrust et al.

                         A complaint filed in Court of Common Pleas for Lucas County, Ohio (CIO 199703890) seeking damages of approximately $400,000 from Creditrust and a co-defendant Key Bank resulting from a tradeline which Creditrust allegedly filed on Plaintiff's Credit Report. Kelsey alleges that Creditrust knew, or had reason to know, that the account purchased had been previously settled. Creditrust vigorously denies plaintiff's allegations. A stay has been issued pursuant to a notice of suggestion of bankruptcy being filed. Kelsey has also filed a claim in the United States Bankruptcy Court for the District of Maryland, Northern Division.

                    b.   Constantine Commercial Construction, Inc. v. Creditrust

                         A complaint filed in the Circuit Court for Baltimore County (Case No. 03-C-00-004876) seeking damages of $1,333,000 from Creditrust for alleged breach of a contract for the construction of tenant improvements in Hunt Valley. An answer has been filed and all proceedings stayed by the Chapter 11 filing.

                    c.   Bigalke v. Creditrust

                         A complaint filed as a class action in the US District Court for the Northern District of Illinois (99-C-2303) seeking class damages for all customers of Creditrust residing in Illinois who received a collection letter alleged to be in violation of the FDCPA. An answer has been filed and discovery has commenced (interrogatories). Class certification has been challenged and the original plaintiff has withdrawn and a substitute plaintiff has been added. Creditrust has again challenged certification of the class based upon the lack of sufficient commonality of facts to support liability. The proceeding was dismissed by the plaintiff for no consideration on July 28, 2000. Bigalke has filed a claim in the Bankruptcy Court. The Debtor has objected to this Claim.

                    d.   Hutcherson v. Creditrust

                         A complaint was filed in the U.S. District Court for the Northern District of Alabama (CV-99-P-2743-5) seeking class damages for all customers of Creditrust who had filed for protection under the U.S. Bankruptcy Code and, in alleged violation of the Automatic Stay provisions of the Code, continued to receive requests for payment from Creditrust. Several counts have been dismissed by the Court. Class certification is pending. All proceedings have been stayed as a result of the Debtor's Chapter 11 proceeding. Hutcherson has filed a claim in the Bankruptcy Court. The Debtor has objected to this claim.

                    e. Conlon v. Rensin, et al; Brewington v. Rensin, et al.; Romine v. Rensin, et al.; Tepper v. Rensin, et al.; Graham v. Rensin, et al.; Goldstein v. Rensin, et al.

                         Six complaints filed in the US District Court for the District of Maryland (MJG-00-2174; 2297; 2343; 2346;
                         2347; 2569, respectively) seeking class damages against certain officers of Creditrust for alleged violation of the Securities Exchange Act and various rules promulgated thereunder. Creditrust is not a named defendant because of the Chapter 11 proceeding, but may have indemnification responsibilities to some or all defendants. Motion to Dismiss to be filed.

                    f. Martin v. Creditrust, et al.; Harold Harris v. Creditrust, et al.; Jones v. Creditrust, et al.; Charles L. Banks v. Creditrust, et al.; Adolph Harris
                         v. Creditrust; Charles Banks v. Creditrust, et al.; Long v. Creditrust, et al.

                         Seven individual complaints, filed in the Circuit Court for Baltimore City (24-C-00-002990 through 2996, respectively), by the same attorney seek individual, yet identical compensatory and punitive damages and state identical causes of action. Said causes of action include the violation of the Maryland Consumer Protection Act, Fraud, Constructive Fraud, the violation of Federal Consumer Credit Protections, Negligence, Breach of Contract, Interference with Contractual Relations, and Intentional Infliction of Emotional Distress. Motions to dismiss certain counts and defendants and to remove the remaining matters to the US District Court for the District of Maryland have been filed. The Company believes these claims are without merit. The Bankruptcy stay has caused the case to be administratively closed. The plaintiffs have filed claims in the Bankruptcy Court. The Debtor has objected to these claims.

               3.   Motions to Appoint Chapter 11 Trustee

          After the Petition Date, AGI filed a motion for a temporary restraining order in connection with $1.3 million reserves held by 98-1. The Court denied AGI's motion. AGI also filed a motion seeking the appointment of a Chapter 11 Trustee. A settlement with AGI was reached, as described in Section VI.A.7.

          On August 18, 2000 the Committee filed a motion seeking the appointment of a Chapter 11 trustee alleging that the Debtor had failed to provide timely information. The Debtor opposed the motion, having provided extensive information to the Committee's professionals. The motion was resolved through a consent order setting forth procedures to accommodate the Committee's requests in a reasonable manner.

          H.   Bar Date

          The Bar Date is the last permissible date for filing proofs of claim against the Debtor. The Bar Date was October 24, 2000 in this case. Pursuant to authority from the Bankruptcy Court, notice of the Bar Date was published in the Wall Street Journal and the Washington Post.

          I.   Employment Issues


               1.  Management

          The current members of the Debtor's senior management, and their respective positions and annual base salaries, are as follows:

          Name                     Position(s)                                       Salary
          ----                     -----------                                       --------
          Joseph K. Rensin         Chairman and CEO                                  $250,000
          Richard J. Palmer        Vice President and CFO                             150,000
          Thomas J. Crotty         Vice President and Chief Information Officer       150,000
          Thomas Henning           Vice President and General Counsel                  92,000
          Thomas J. Juranich       Vice President, Operations                         150,000
          Steve K. McGill          Vice President, Strategic Initiatives              143,000
          William F. Young         Vice President, Recovery                           135,000

          For information concerning the management of the Surviving Corporation, see Section V.A, "Governance and Management."
             ---

               2.   Board of Directors

     As of the Petition Date, there were four members of the Debtor's Board of
Directors: Joseph K. Rensin, Chairman and Chief Executive Officer, Michael S. Witlin, Stuart Wolpoff and Jeffrey A. Schraeder. All Directors, except for Joseph K. Rensin, receive $1,500 per meeting (in person) and $500 per meeting (telephonic). For information concerning the Board of Directors of the Surviving Corporation, see Section V.A, "Governance and Management."
                       ---

IV.  THE MERGER

     THE FOLLOWING IS A SUMMARY OF THE SIGNIFICANT ELEMENTS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT B, AND THE OTHER PRINCIPAL AGREEMENTS TO BE ENTERED INTO IN CONNECTION THEREWITH. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE MERGER AGREEMENT AND SUCH RELATED AGREEMENTS.

     A.   The Merger Generally


     Subject to the terms and conditions of the Merger Agreement, on the Effective Date, Creditrust will be merged with and into NCOP in accordance with the provisions of the Merger Agreement and in compliance with the Maryland General Corporation Law (the "MGCL") and the Delaware General Corporation Law (the "DGCL" and, collectively with the MGCL, the "Corporation Laws"), and the Merger shall have the effect provided for in the Corporation Laws. NCOP (sometimes referred to as the "Surviving Corporation") will be the surviving corporation of the Merger and will continue to exist and to be governed by the laws of the State of Delaware. The corporate existence and identity of NCOP, with its purposes and powers, will continue unaffected and unimpaired by the Merger. On the Effective Date, NCOP shall succeed to and be fully vested with the corporate existence and identity of Creditrust, and the separate corporate existence and identity of Creditrust shall cease, provided, however, that each and every subsidiary of Creditrust (including all special purpose subsidiaries referred to in Section II.B) shall remain separate corporate entities and will thus become subsidiaries of the Surviving Corporation. The closing of the Merger and the other transactions contemplated by the Merger Agreement shall take place contemporaneously on the Effective Date. The name of the Surviving Corporation will be changed from "NCO Portfolio Funding, Inc." to "NCO Portfolio Management, Inc." or such other name as the Board of Directors of the Surviving Corporation shall determine.

     NCO Group, Inc. ("NCOG") is a publicly traded holding company which, through its subsidiaries, provides a broad spectrum of accounts receivable management and outsourcing services to a wide range of businesses in national and international markets. NCOG provides these services from call centers located throughout North America and in the United Kingdom and Puerto Rico. NCOG's clients are primarily in the financial services, healthcare, education, retail, commercial, utilities, government and telecommunications sectors. NCOG is a Pennsylvania corporation which was formed in 1996. As of June 30, 2000, NCOG had total assets of approximately $766.7 million, total liabilities of approximately $400 million and total shareholders equity of approximately $367 million.

     NCOG's principal executive offices are located at 515 Pennsylvania Avenue, Fort Washington, Pennsylvania 19034.

     NCO Financial Systems, Inc. ("NCOF") is a wholly-owned subsidiary of NCOG. NCOF is an operating company which generally provides accounts receivable management services. NCOF is a Pennsylvania corporation which was formed in 1966.

     NCO Portfolio Funding, Inc. ("NCOP") is a wholly-owned subsidiary of NCOG. NCOP is a holding company which owns and manages portfolios of receivables. NCOP is a Delaware corporation which was formed in 1999.

     Immediately after the Merger, the Certificate of Incorporation and Bylaws of the Surviving Corporation will be those of NCOP immediately before the Merger. The Merger Agreement provides that the Board of Directors of the Surviving Corporation shall initially consist of five persons, three of whom shall be selected by NCO, one of whom shall be selected by Joseph K. Rensin, who currently is Creditrust's Chairman of the Board and Chief Executive Officer and its majority stockholder, and one of whom shall be selected by the SPV 99-2 Noteholders. Of the three directors selected by NCO, one will serve for a term of three years, one shall serve for a term of two years, and one shall serve for a term of one year. The director selected by Joseph K. Rensin will serve for a term of two years. The director selected by the SPV99-2 Noteholders will serve for a term of three years. All such directors will serve in accordance with the Bylaws of the Surviving Corporation.

     The Merger Agreement provides that immediately after the Merger, the officers of the Surviving Corporation shall include the following persons, who shall serve in accordance with the Bylaws of the Surviving Corporation:

            Name                                       Title
            ----                                       -----
          Michael J. Barrist       Chairman, Chief Executive Officer and President
          Michael Meringolo        Senior Vice President
          Richard J. Palmer        Chief Financial Officer and Treasurer
          Joshua Gindin            Executive Vice President, General Counsel and Secretary

     For additional information concerning the Board of Directors and management of the Surviving Corporation, see Section V.A, "Governance and Management."
                              ---

     B.   Conversion of NCOP and Creditrust Common Stock

     On the Effective Date, the total number of shares of common stock of NCOP, no par value per share (the "NCOP Common Stock"), issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become such number of shares as follows: Immediately after the Merger, NCOG shall own 60% and the SPV99-2 Noteholders shall own 18.5% of the issued and outstanding shares of Surviving Corporation Common Stock (after giving effect to the issuance of shares of Surviving Corporation Common Stock to holders of certain options and warrants of Creditrust as described below); provided, however, that to the extent the Allowed Claims exceed $10 million and are less than $13.2 million (the Claim of the

SPV99-2 Noteholders is $5 million for purposes of this calculation and pursuant to the treatment of Class 6 under the Plan), the foregoing 60% shall be decreased proportionally down to a minimum of 55% based on the amount of cash in the Reserve in excess of $2,320 million which is returned to NCOG. For example, if the cash return to NCOG is $1.6 million, then 60% shall be decreased (determined by dividing $1.6 million by $3.2 million, and then multiplying this quotient by 5%, and then subtracting this result from 60%. The Stock being issued to NCOG is in consideration for numerous items including, without limitation, (1) the assets of NCOP; (2) the agreement to service the portfolios at a below market rate of 20%; and (3) the agreement to guarantee the Exit Facility being made available to the Reorganized Creditrust. There may be further adjustments pursuant to Section 4.13 of the Plan to the percentage of stock issued to NCOG and the SPV99-2 Noteholders if there are NCOP Unsecured Obligations after Disputed Claims are resolved.

     After all Disputed Claims are resolved and the Cash has been distributed from the Reserve created under Section 4.4(c) of the Plan, New Common Stock held in the Reserve (including New Common Stock placed in the Reserve because holders of Class 4 Disputed Claims have elected to receive New Common Stock shall be distributed in the following priority:

          (1) For every $418,000 of NCOP Unsecured Obligations (if any) that would have been outstanding if there had been no Asset Sales, then 1% of the New Common Stock shall be distributed to the following persons in the stated proportions:

               NCOG                     72.73%
               SPV99-2 Noteholders      22.42%
               Michael J. Barrist        3.23%
               Joseph K. Rensin          1.62%
                                        -----
                                          100%
                                        -----

     The amounts of New Common Stock issued hereunder shall be proportionally adjusted based upon the exact amount of NCOP Unsecured Obligations.

          (2) To holders of Allowed Class 11 Interests, pro rata.

     No fractional shares of Surviving Corporation Common Stock shall be issued as a result of the Merger. In lieu of the issuance of fractional shares, the number of shares of Surviving Corporation Common Stock to be issued to each shareholder of Creditrust and NCOP shall be rounded off to the nearest whole number of shares of Surviving Corporation Common Stock.

     C.   Treatment of Convertible Securities

     Except to the extent provided for in the treatment of Class 5, all options and warrants to acquire shares of Creditrust Common Stock that are issued and outstanding immediately before the Effective Date (collectively, the "Convertible Securities") shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically voided and cancelled, and automatically converted into shares of the Surviving Corporation Common Stock as follows: As of the Closing Date, each such holder shall be issued the number of shares having an aggregate value equal to the positive difference (if any) between the aggregate buy-in value of the Surviving Corporation Common Stock into which such Convertible Securities would have been exercisable based on the Exchange Ratio, as of the Effective Date, and the aggregate exercise price of such Convertible Securities as of the Effective Date. For purposes of the foregoing, the "buy-in" value shall mean the equivalent per share price at which NCOG is deemed to have made its investment in the Surviving Corporation as of the Effective Date (i.e., $25 million divided by the number of shares of Surviving Corporation Common Stock to be issued to NCOG). The exchange procedure for all Convertible Securities shall be substantially similar to that provided for in Section IV.D, "Exchange Procedures," below.

     D.  Exchange Procedures

     The Surviving Corporation shall designate its transfer agent to act as the "Exchange Agent" for purposes of the Merger. After the Effective Date, and in two stages as contemplated by the Plan, the Exchange Agent will mail or deliver, to each record holder of an outstanding certificate that immediately before the Effective Date represented shares of Creditrust Common Stock, instructions for use in effecting the surrender of such certificate to the Exchange Agent. Upon the surrender of such certificate to the Exchange Agent in accordance with such instructions, the Exchange Agent will exchange such certificate for a new certificate representing such number of shares of the Surviving Corporation Common Stock into which the shares of Creditrust Common Stock represented by such certificate have been converted in accordance with the Merger Agreement and the Plan, which will be promptly delivered to the holder thereof (or in accordance with instructions provided by the holder thereof). In addition, upon the surrender by NCOG to the Exchange Agent of each outstanding certificate that immediately before the Effective Date represented shares of NCOP Common Stock, the Exchange Agent will exchange such certificate(s) for a new certificate(s) representing such number of shares of Surviving Corporation Common Stock into which the shares of NCOP Common Stock represented by such certificate(s) have been converted in accordance with the Merger Agreement, which shall be promptly delivered to NCOG. Until surrendered in accordance with the foregoing, each outstanding certificate that immediately before the Effective Date represented shares of Creditrust Common Stock or NCOP Common Stock, as the case may be, will be deemed to evidence ownership of the number of shares of Surviving Corporation Common Stock into which the shares of Creditrust Common Stock or NCOP Common Stock, as the case may be, represented by such certificate(s) have been converted in accordance with the Merger Agreement and the Plan.

     E.  Representations and Warranties


     The Merger Agreement contains customary representations and warranties on the part of Creditrust, NCOG and NCOP. Although these representations and warranties will not survive the closing of the Merger, it is a condition to the obligations of each party to consummate the Merger that the representations and warranties of the other party be true and correct in all material respects as of the Effective Date.

     Pursuant to the Merger Agreement, Creditrust has made representations and warranties as to the following: (a) the organization and good standing of Creditrust and its subsidiaries; (b) the binding effect of the Merger Agreement on Creditrust; (c) the authorized and outstanding capital stock of Creditrust;
(d) the accuracy of Creditrust's financial and corporate records and historical financial statements; (e) Creditrust's legal status and its compliance with law in the conduct of its operations to date; (f) the identity and nature of Creditrust's assets and liabilities; (g) the conduct of Creditrust's operations since June 30, 2000; (h) the relations between Creditrust and its employees; (i) Creditrust's employee benefit plans; (j) Creditrust's tax compliance; (k) the status of litigation matters pertaining to Creditrust; (l) Creditrust's insurance coverage; (m) the nature of the transactions between Creditrust and its affiliates; (n) the brokerage fees payable by Creditrust in connection with the Merger; (o) the accuracy and completeness of Creditrust's SEC filings since January 1, 1999; and (p) the completeness and accuracy of the disclosures made by Creditrust to NCOG relating to the Merger.

     Pursuant to the Merger Agreement, NCOG and NCOP have made representations and warranties as to the following: (a) the organization and good standing of NCOP, NCOG and NCOF; (b) the binding effect of the Merger Agreement on NCOP, NCOG and NCOF; (c) the accuracy and completeness of NCOG's SEC filings since January 1, 1999; (d) the absence of material adverse changes affecting NCOG and its subsidiaries; (e) the valid status of the Surviving Corporation Common Stock to be issued in connection with the Merger; (f) NCOP's compliance with law in the conduct of its operations to date; (g) the completeness and accuracy of the disclosures made by NCOG and NCOP to Creditrust relating to the Merger; (h) the authorized and outstanding capital stock of NCOP; (i) the accuracy of NCOP's financial and corporate records; (j) the identity and nature of NCOP's assets and liabilities; (k) the conduct of NCOP's operations since June 30, 2000; and
(l) the status of litigation matters pertaining to NCOP and NCOG.

     All representations and warranties made in the Merger Agreement or pursuant thereto shall not survive the Closing Date, the Effective Date and the consummation of the Merger.

     F.   Certain Obligations of the Parties Pending Closing

     Pursuant to the Merger Agreement, each of the parties are subject to certain obligations prior to the closing date of the Merger. Regarding Creditrust, it must conduct its business only in the ordinary course and consistent with past practices. The ability of Creditrust to enter into enumerated material transactions, even in the ordinary course, is limited. Creditrust must undertake to obtain all the consents necessary for the transactions contemplated by the Merger, and otherwise must undertake its best efforts to complete the Merger. Creditrust's ability to entertain alternative acquisition proposals from parties other than NCOG is limited. If, however, Creditrust receives an unsolicited acquisition proposal that its Board determines to be financially superior to the NCOG acquisition proposal (as described in this Disclosure Statement), then Creditrust may pursue the transaction. If Creditrust terminates the Merger as a result of entering into an alternative transaction, it must pay NCOG a break-up fee of $500,000.


     The Merger Agreement obligates NCOG and NCOP each to undertake its best efforts to complete the Merger. Further, NCOG must use its reasonable best efforts to cause the shares of

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

NCOP Common Stock to be issued in the Merger to be listed on the NASDAQ National Market System, subject to notice of official issuance thereof.

     NCOG must cause the net book value of NCOP as of the Closing Date to be at least $25 million, consisting of portfolio receivables with a net book value of at least $15 million and cash equal to the difference between $25 million and the net book value of the receivables. In no event may NCOP's assets as of the Effective Date consist of less than $10 million in cash (including the amount of cash paid by NCOF to the Debtor as described below and amounts loaned by NCOG to
NCOP). If the net book value of NCOP as of the Closing Date is in excess of $25 million, NCOG will be paid cash by Reorganized Creditrust for such excess net book value, or if cash is not then available, Reorganized Creditrust will issue an interest-bearing six month note to NCOG in such amount.

     NCOG shall cause NCOF to purchase all non-leased assets of Creditrust's Call Center Operations at 1705 Whitehead Road, Baltimore, Maryland (the "Call Center") for (i) a cash purchase price equal to the net book value of the Call Center assets and liabilities but not less than $1 million, (ii) assume (prior to or upon approval of the Plan by the Bankruptcy Court) or enter into a new agreement with the landlord for the lease of the Call Center and/or such other real or personal property leases mutually agreed to by Creditrust and NCOG, and
(iii) assume the obligations of Creditrust relating to most of the Call Center employees as of the Effective Date.

     Following the Effective Date, NCOG shall cause the Surviving Corporation to provide benefits to such employees which are comparable to those provided to similarly situated employees of NCOF from time-to-time.

     Creditrust and NCOG both have agreed not to take or cause to be taken any actions that would adversely affect the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

     G.   Conditions Precedent to the Closing

     The obligations of the parties to consummate the Merger are subject to the satisfaction of certain conditions on the Effective Date, except to the extent that such satisfaction is waived by the party entitled to the benefit thereof. The obligations of Creditrust, on the one hand, and of NCOG and NCOP, on the other, are each subject to the satisfaction of the following conditions by the other party: (a) such party's representations and warranties shall not have been false or misleading in any material respects; (b) all of the terms and conditions of the Merger Agreement to be satisfied or performed by such party on or before the Effective Date shall have been substantially satisfied or performed in all material respects; (c) no proceeding shall have been instituted, no judgment shall have been issued, and no new law shall have been enacted, on or before the Effective Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the Merger or any of the other related transactions; (d) all applicable waiting periods with respect to the Merger shall have expired under the Hart Scott Rodino Act, and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have (i) required any party to divest itself of any material assets in order to consummate the Merger, or (ii) taken any actions to prohibit the consummation of the

Merger: (e) the Plan of Reorganization shall have been duly confirmed in accordance with applicable law; (f) [Joseph K. Rensin and NCOP shall have entered into the Independent Contractor Agreement in the form attached to the Merger Agreement as Exhibit A, as described under Section IV.J, "Independent
                    ---------
Contractor Agreements"]; (g) the shares of NCOP Common Stock issuable in accordance with the Merger shall have been approved for listing on the NASDAQ National Market System, subject to official notice of issuance; [(h) NCOF shall have complied with its obligations relating to the purchase of the Call Center and related matters, as described above under Section IV.F, "Certain Obligations of the Parties Pending Closing"]; (i) [NCOP and NCOF shall have entered into the ten-year Servicing Agreement in the form of Exhibit C attached to the Merger Agreement, as described under Section IV.F, "Certain Obligations of the Parties Pending Closing"]; and (j) a credit facility with aggregate availability of at least $50 million shall have been established for the benefit of the Surviving Corporation, which shall have been arranged by NCOP on terms reasonably acceptable to Creditrust.

     The obligation of Creditrust to consummate the Merger is subject to the satisfaction of the following additional conditions: (a) one designee of Joseph
K. Rensin for a two-year term, shall have been elected to the Board of Directors of the Surviving Corporation in accordance with the Plan; (b) there shall not have been any material adverse change or material casualty loss affecting NCOP or its business, assets or financial condition, since the date of the Merger Agreement; (c) Creditrust shall have received an opinion of Blank Rome Comisky & McCauley LLP, counsel to NCOG, in form and substance reasonably satisfactory to Creditrust, dated as of the Closing Date, substantially to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and as to certain other related United States federal income tax matters as described under Section IV.K, "Tax Considerations Relating to the Merger;" (d) as of the Effective Date, the net book value of NCOP shall comply with the provisions of Section 6.11 of the Plan; (e) except as otherwise required by NCOG's financing agreements, Creditrust shall have received from NCOG a letter stating that it will not sell, assign, give, pledge or otherwise transfer or dispose of any of its shares of capital stock or other securities of the Surviving Corporation until 90 days after the Effective Date (the "Affiliate Restriction Period"); and (f) Michael Barrist shall have executed and delivered an agreement with the Surviving Corporation (which agreements shall contain a demand registration right among other rights) whereby he shall have agreed to purchase $2 million of Surviving Corporation Common Stock for a price based on Equity Value as described in Section VIII.A.3, below (subject to adjustment for reverse stock splits or similar events) from the Surviving Corporation on the Effective Date.

  The obligations of NCOG and NCOP to consummate the Merger are subject to the satisfaction of the following additional conditions: (a) NCOG shall have received from Joseph K. Rensin (and to the extent necessary, his affiliates) a duly signed letter, in form and substance satisfactory to NCOG, stating that, other than for estate planning purposes only, he will not sell, assign, give, pledge or otherwise transfer or dispose of any of his capital stock or other securities of the Surviving Corporation until after the Affiliate Restriction Period; (b) there shall not have been any material adverse change or material casualty loss affecting any of Creditrust and its subsidiaries, their respective businesses, assets or financial condition, since the date of the Merger Agreement, and there shall not have been any material adverse change in the financial performance of Creditrust or any of its subsidiaries since the date of the Merger Agreement; (c)

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

the Bankruptcy Court shall have entered an order by January 31, 2001 that, among other things, authorizes the Merger and the related transactions contemplated by the Merger Agreement, and such order shall be a final and nonappealable order as of the Closing Date and the Plan shall have been confirmed by the Bankruptcy Court and the Closing Date shall occur within twenty days after such Confirmation; (d) NCOP Unsecured Obligations shall not exceed $7.315 million, as described in Section 10.2 of the Plan, and the non-Special Administrative Claims shall not exceed $2 million; (e) the bridge lender for Portfolio 99-2 shall have entered into a waiver and release of Creditrust and its subsidiaries and NCOP on such terms and conditions as is satisfactory to NCOG, in its sole and absolute discretion, and the servicing with respect to Asset Pool 99-2 shall have been assigned to and assumed by NCOF; (f) all Creditrust defendants in all class action litigation currently pending shall have entered into general releases (on terms and conditions satisfactory to NCOG, in its sole and absolute discretion) to release any and all claims for indemnification against the Surviving Corporation from liabilities not covered by Creditrust's existing and former D&O insurance policies and the Litigation Trust (as defined in the Plan), or alternatively the Bankruptcy Court shall have entered an order to the same effect; (g) as of the Closing Date and subject to the next clause, NCOG shall be satisfied that the assets of Creditrust and its subsidiaries will include the residuals on all asset pools currently owned by Creditrust and its subsidiaries (collectively, "the Asset Pools") and the right to service all Asset Pools; (h) as of the Closing Date, the servicing with respect to Asset Pools 99-1, 98-2 and 99-3 Banco Santander shall have been assigned to and assumed by NCOF on terms and conditions satisfactory to NCOF or NCOF shall be deemed the successor servicer thereto as defined in the relevant indenture and services agreement for each such portfolio; (i) each of Creditrust's lenders and the trustees of the various Asset Pools currently being serviced by Creditrust, other than Sunrock, shall have agreed in writing to have their claims against Creditrust and its subsidiaries limited to the collateral with respect to the debt associated with such Asset Pools and (j) each such lender shall have agreed in writing that they have no other claims against Creditrust and its subsidiaries other than ordinary post-petition non-bankruptcy expenses, or alternatively the Bankruptcy Court shall have entered an order to the same effect; and (k) as of the Closing Date, with respect to the Asset Pools that are not to be serviced by NCOF pursuant to the Servicing Agreement, NCOG shall be satisfied that the Surviving Corporation will receive timely reports with respect thereto and, after repayment of all debt associated with such Asset Pool, all reserve balances and any residual payments with respect to such Asset Pools will go to the Surviving Corporation.

     Although the quantity of conditions precedent to Closing may be high, this is not unusual for a merger of two publicly traded companies. In fact, most of the contingencies simply require that documents already fully negotiated by the parties be signed at Closing. The significant contingencies, in the view of the Debtor, are the following:

          (a)  Financing.

               NCOG has now obtained a financing commitment from Mellon Bank for the $50 million of financing necessary to consummate the merger.

          (b)  Entry of the Confirmation Order by January 31, 2001.

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

               This is a contingency which is very much dependent upon the Court's schedule and the posture taken by the Official Committee of Unsecured Creditors. It is also a date which can be extended by agreement of the parties.

          (c)  Maximum NCOP Unsecured Obligations.

               This is the maximum amount of Unsecured Obligations which the Reorganized Company will assume as part of the reorganization process. In fact, this would allow Class 4 Allowed Unsecured Claims to be as high as approximately $15 million. See Exhibit K to Disclosure Statement. As indicated elsewhere in this Disclosure, it is anticipated that Allowed Class 4 Claims will be substantially lower than $15 million.

          (d)  Servicing Assigned to NCOFS by the Various Pools.

               The Debtor and NCOG has successfully negotiated settlement agreements with all of the pool lenders so that this condition can now be satisfied.

     Although it is possible that other conditions may not be met, that likelihood is considered highly remote.

     H.   Termination of the Merger Agreement and Break-Up Fee

     At any time before the Effective Date, whether or not the Merger has been approved by Creditrust's shareholders, the Merger Agreement may be terminated and the Merger abandoned in accordance with any of the following methods:

          (a) by the mutual written consents of NCOG and Creditrust, authorized by their respective boards of directors;

          (b) by written notice from NCOG to Creditrust, or from Creditrust to NCOG, if it becomes certain (for all practical purposes) that any of the conditions to the closing obligations of the party giving such notice cannot be satisfied on or before January 31, 2001, for a reason other than such party's default, and such party is not willing to waive the satisfaction of such condition;

          (c) by written notice from NCOG to Creditrust, or from Creditrust to NCOG, if the Effective Date does not occur on or before January 31, 2001 for any reason other than a breach of the Merger Agreement by the party giving such notice;

          (d) by NCOG in the event Creditrust has breached any representation, warranty or covenant contained in the Merger Agreement in any material respect, NCOG has notified Creditrust of the breach, and the breach has continued without cure for a period of ten days after the written notice of breach;

          (e) by Creditrust in the event NCOG or NCOP has breached any representation, warranty or covenant contained in the Merger Agreement in any material respect,

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

Creditrust has notified NCOG of the breach, and the breach has continued without cure for a period of ten days after the written notice of breach; and

          (f) by Creditrust if Creditrust has received or receives an unsolicited acquisition proposal that its Board determines to be financially superior to the NCOG acquisition proposal (as described in this Disclosure Statement).

     If the Merger Agreement is terminated by Creditrust other than pursuant to paragraphs (a) or (e) above or by NCOG pursuant to paragraphs (b), (c) or (d) above, within five days of such termination, Creditrust shall pay NCOG the sum of $500,000 (the "Break-Up Fee"). Notwithstanding the foregoing, NCOG has agreed not to seek a Break-Up Fee if it has not obtained a commitment for a $50 million credit facility, and the Break-Up Fee shall be paid only if approved by the Bankruptcy Court.

     I.   Servicing Agreement

     It is a condition to the obligations under the Merger Agreement of both Creditrust, on the one hand, and of NCOG and NCOP on the other, that upon the Closing Date the Surviving Corporation enter into a servicing agreement with NCOF (the "Servicing Agreement") whereby NCOF will be engaged to service all current and future receivables owned by the Debtor and subsidiaries of the Debtor currently being serviced by Creditrust. A copy of the Servicing Agreement is attached to the Merger Agreement as Exhibit C. The receivables are generally charged-off consumer credit-card accounts that Debtor or its subsidiaries purchase from the originators or other holders thereof. The NCOF servicing agreement is made subject to the specific arrangements in the 98-2 and 98-A indentures with respect to servicing.

     Pursuant to the Servicing Agreement, NCOF will act as custodian of all files and records relating to the receivables and is obligated to "service" the receivables (i.e. collect the receivables from the obligors thereof). In consideration of the various obligations of NCOF under the Servicing Agreement as servicer of the receivables and custodian of the files and records related thereto, it will be entitled to a servicing fee of 20% of amounts it collects upon the receivables. The Servicing Agreement will require NCOF to remit to Debtor on a weekly basis amounts collected upon the receivables less a servicing fee.

     The original term of the Servicing Agreement is ten years and extends thereafter for successive yearly terms unless cancelled by either party no later than 90 days prior to the expiration of the original or any extended term.

     The Surviving Corporation will be entitled to place certain receivables with an alternate servicer, and if the alternate servicer's percentage rate of collection upon such receivables exceeds that of NCOF by five percent or more determined every six months, the Surviving Corporation will be entitled to place additional receivables with the alternate servicer. NCOF can "earn back" servicing of the receivables placed with the alternative servicer (except with respect to the initial receivables placed with the alternate servicer) for each six-month period in which the alternate servicer's percentage rate of collection does not exceed that of NCOF by five percent or more.

     Upon a default by NCOF in its obligations under the Servicing Agreement which, for certain events of default, continues beyond certain cure periods, the Surviving Corporation will be entitled to terminate the Servicing Agreement.

     J.   Independent Contractor Agreement

     It is a condition to the obligations under the Merger Agreement of both Creditrust, on the one hand, and of NCOG and NCOP, on the other, that upon the Closing Date the Surviving Corporation enter into an Independent Contractor Agreement (the "Contractor Agreement") with Joseph K. Rensin in a form attached to the Merger Agreement. A copy of the Contractor Agreement is attached to the Merger Agreement as Exhibit A. Mr. Rensin currently is the Chairman of the Board and Chief Executive Officer of Creditrust, and is the holder of a majority of the issued and outstanding Creditrust Common Stock.

     Pursuant to the Contractor Agreement, Mr. Rensin is to provide up to 20 hours per month of consulting services to the Surviving Corporation on an as-needed, as-requested basis for a term of three years from the Effective Date, and is to receive base compensation for his services at the annualized rate of $400,000. Additionally, the Surviving Corporation is to pay Mr. Rensin $1,500 for each day or any part of a day during which he performs services in excess of 20 hours per month. If Mr. Rensin provides less than 20 hours of services in any given month, such unutilized hours will not be carried over to subsequent months. Mr. Rensin is also entitled to be reimbursed for his reasonable expenditures and is eligible to participate in any medical and dental benefits plan at least as favorable as those made available to the Chief Executive Officer of the Surviving Corporation. For the first 18 months of his service pursuant to the Contractor Agreement, the Surviving Corporation also will provide Mr. Rensin with a monthly car allowance of $1,000.

     Upon the date of completion of the Merger Agreement, and assuming that each share of Creditrust Common Stock is exchanged for one share of Surviving Corporation Common Stock pursuant to the Merger, Mr. Rensin will beneficially own approximately 5,200,000 shares of Surviving Corporation Common Stock. Pursuant to the Contractor Agreement, the Surviving Corporation will grant Mr. Rensin two demand registration rights and unlimited incidental (or "piggyback") registration rights with respect to the Surviving Corporation Common Stock to be held by him. The number of shares of the Surviving Corporation Common Stock subject to any demand registration must be at least 500,000 and may not exceed 2,600,000. The demand registration rights may not be exercised more than one time for each 12-month period after the Closing Date. In addition, the second demand registration may not be exercised until at least 60 days after the termination of the first demand registration. The registration rights granted to Mr. Rensin will be subject to customary suspension, "hold back," indemnification/contribution and priority provisions.

     Mr. Rensin will also acquire from the Surviving Corporation, pursuant to the Contractor Agreement, all of the Surviving Corporation's right, title and interest in the Creditrust logo and trademark for $1,000, although he will be prohibited from using that trademark in connection with a business involving the purchase, management or collection of defaulted debt (other than mortgages). Mr. Rensin and the Surviving Corporation also will agree not to disparage one another, and Mr. Rensin will agree not to compete with the Surviving Corporation directly or indirectly or to induce any employee, customer, independent contractor or supplier of the Surviving Corporation to terminate its relationship with NCOP.

     Mr. Rensin has agreed to purchase $320,000 of New Common Stock on the Effective Date at the Equity Value, as described in VIII.A.3. below. In addition to the services which Mr. Rensin has agreed to provide to the Surviving Company, he has also agreed that he will not engage in any business operation (with certain limitations) competing with the business of the Surviving Company and that he will not induce any employee, customer or supplier of Creditrust to terminate employment or any other relationship with the Company. Essentially, Mr. Rensin has agreed that the only services that he will provide in this industry will be for the benefit of Reorganized Creditrust. Further, Mr. Rensin has agreed to a 90-day "lock-up" period during which time he will not sell his shares of the New Common Stock. The Independent Contractor Agreement, as well as the related Non-Compete, Non-Solicitation and Lock-Up Provisions were heavily negotiated at arms length between NCOG and their counsel, on the one hand, and Mr. Rensin and his personal counsel, on the other hand.

     K.   Tax Considerations Relating to the Merger

          1.   General

     The following summary of the material federal income tax consequences of the Merger is provided for general information purposes only and does not constitute, and is not intended to constitute, and should not be considered as, legal or tax advice to stockholders. This summary is not a comprehensive description of all of the tax consequences that may be relevant to stockholders. For example, this summary does not describe tax consequences that arise from rules that apply generally to all taxpayers or to some classes of taxpayers. This summary does not discuss tax consequences under the laws of states or local governments or of any other jurisdiction. This summary is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department, published positions of the Internal Revenue Service, and court and administrative rulings and decisions in effect on the date of this Disclosure Statement. These laws may change, possibly retroactively, and any change could affect the continuing validity of this summary. Each holder of NCOP and Creditrust Common Stock is urged to obtain, and should rely only upon, his or her own tax advice.

          2.   Treatment of Holders of Creditrust Common Stock

     The closing of the Merger is conditioned on Creditrust receiving a tax opinion from Blank Rome Comisky & McCauley LLP, tax counsel to NCOP, to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and that the federal income tax consequences of the Merger will be as follows:

     . no gain or loss will be recognized by Creditrust, NCOG or NCOP as a result of the Merger;

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

     . no gain or loss will be recognized by Creditrust stockholders upon their receipt of Surviving Corporation Common Stock in exchange for their Creditrust Common Stock;

     . the tax basis of the shares of Surviving Corporation Common Stock received by the holders of Creditrust Common Stock will be the same as the tax basis of their shares of Creditrust Common Stock exchanged for Surviving Corporation Common Stock; and

     . the holding period of the shares of Surviving Corporation Common Stock in the hands of Creditrust stockholders will include the holding period of their Creditrust Common Stock exchanged for Surviving Corporation Common Stock, provided that the Creditrust Common Stock to be exchanged is held as a capital asset as of the effective time of the Merger.

     The parties are not requesting a ruling from the Internal Revenue Service in connection with the Merger. An opinion of counsel only represents counsel's best judgment and neither binds the Internal Revenue Service nor the courts nor precludes the Internal Revenue Service from adopting a contrary position. In addition, the tax opinion is subject to certain assumptions and qualifications and is based upon representations made by NCOP and Creditrust and assumes that the representations made by NCOP and Creditrust are true, correct and complete and will remain true, correct and complete through and after the Effective Date and the Closing Date. For example, of particular importance are those assumptions and representations relating to the "continuity of interest" and "continuity of business enterprise" requirements.

     To satisfy the "continuity of interest" requirement, Creditrust's stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, sell or otherwise transfer to NCOP or a party related to NCOP so much of either their Creditrust Common Stock prior to the Merger or their shares of Surviving Corporation Common Stock to be received in the Merger, such that the Creditrust stockholders, as a group, would no longer have a substantial proprietary interest in the Creditrust business being conducted by the Surviving Corporation after the Merger. This includes, among other things, shares of Creditrust Common Stock sold to NCOP before the Merger. Creditrust's stockholders will generally be regarded as having retained a substantial proprietary interest as long as the shares of Surviving Corporation Common Stock received in the Merger, after reduction for any dispositions described above, in the aggregate, represent at least 50% of the entire consideration received by the Creditrust stockholders in the Merger and in sales to NCOP in advance of the Merger. To satisfy the "continuity of business enterprise" requirement, NCOP must continue the historic business conducted by Creditrust or use a significant portion of the historic business assets of Creditrust in a business.

     A successful Internal Revenue Service challenge to the "reorganization" status of the Merger would result in a Creditrust stockholder recognizing gain or loss with respect to each share of Creditrust Common Stock surrendered equal to the difference between the stockholder's basis in the share and the fair market value, as of the effective time of the Merger, of the shares of Surviving Corporation Common Stock received in exchange therefor. In that event, a stockholder's aggregate basis in the shares of Surviving Corporation Common Stock received would equal their fair market value and the holding period of those shares would begin the day after the Merger.

       This summary also assumes that stockholders hold their shares of Creditrust Common Stock as a capital asset and does not address the tax consequences that may be relevant to a particular stockholder receiving special treatment under some federal income tax laws. Stockholders receiving this special treatment include: banks and other financial institutions; tax-exempt organizations; insurance companies; investment companies and real estate and financial asset securitization investment trusts; dealers in securities or foreign currencies; Creditrust stockholders who received their Creditrust Common Stock through the exercise of employee stock options or otherwise as compensation; Creditrust stockholders who are not U.S. persons; and Creditrust stockholders who hold new Creditrust Common Stock as part of a hedge, straddle or conversion transaction.

          3.   Treatment of Convertible Securities

       The Merger Agreement provides that certain Creditrust Convertible Securities (other than holders of Class 5 Claims) that are issued and outstanding immediately before the Effective Date shall, by virtue of the Merger, be converted into shares of Surviving Corporation Common Stock as described under Section IV.C, "Treatment of Stock Options and Warrants." The federal income tax consequences of such conversion to the holders of the Convertible Securities depends upon how they were acquired.

       If a holder acquired Convertible Securities as compensation (e.g., "incentive stock options" as defined in Section of the Code or options governed by Section 83 of the Code) for services performed (the "Compensatory Convertible Securities"), then the Surviving Corporation Common Stock received as a result of the conversion will be taxable as ordinary income to such holder in amount equal to their fair market value on the date of their issuance. A Compensatory Convertible Securities holder's aggregate basis in the shares of Surviving Corporation Common Stock received would equal their fair market value on the date of their issuance, and the holding period of those shares would begin the day after the Effective Date.

       All other holders of Convertible Securities will not recognize any gain or loss upon their receipt of Surviving Corporation Common Stock in exchange for their Convertible Securities. The tax basis of the shares of Surviving Corporation Common Stock received by the holders of Convertible Securities will be the same as the tax basis of their Convertible Securities exchanged for Surviving Corporation Common Stock. The holding period of the shares of Surviving Corporation Common Stock in the hands of the Convertible Securities holders will include the holding period of their Convertible Securities exchanged for Surviving Corporation Common Stock, provided that the Convertible Securities to be exchanged are held as a capital asset as of the effective time of the Merger.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO CREDITRUST STOCKHOLDERS WILL DEPEND ON EACH STOCKHOLDER'S PARTICULAR SITUATION. CREDITRUST STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE,

LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX
LAWS.

V.   GOVERNANCE, MANAGEMENT, OWNERSHIP AND BUSINESS OF THE SURVIVING CORPORATION

     A.   Governance and Management

          1.   Certificate of Incorporation and Bylaws

     Immediately after the Merger, the Certificate of Incorporation and Bylaws of the Surviving Corporation will be those of NCOP immediately before the Merger. Copies of such Certificate of Incorporation and Bylaws are attached hereto as Exhibit F and Exhibit G, respectively.
          ---------     ---------

          2.   Board of Directors and Committees

               a.   Board of Directors

     The Merger Agreement provides that immediately after the Merger, the Board of Directors of the Surviving Corporation will initially consist of five persons, three of whom will be selected by NCOG, one of whom will be selected by Mr. Rensin, and one of whom shall be selected by the SPV99-2 Noteholders, each of whom shall be an independent director. The independent director appointed byJoseph K. Rensin may be a director or former director of Creditrust, subject to the consent of NCOG (which consent shall not be unreasonably withheld). NCOG has selected Mr. Barrist as a director but has not yet decided on the other two directors; Mr. Rensin and the SPV 99-2 Noteholders will each select one director prior to the confirmation hearing. The Surviving Corporation's Certificate of Incorporation will provide for a classified Board of Directors consisting of three classes: Class I will consist of a director selected by NCOG, whose term will expire at the 2001 annual meeting of stockholders of the Surviving Corporation; Class II will consist of a director selected by Mr. Rensin and a director selected by NCOG, whose terms will expire at the 2002 annual meeting of stockholders of the Surviving Corporation; and Class III will consist of Messrs. Barrist and a director selected by the SPV99-2 Noteholders, whose terms will expire at the 2003 annual meeting of stockholders of the Surviving Corporation. Beginning with the 2001 annual meeting of stockholders, directors whose terms are expiring will be elected by the stockholders to serve for three year terms. Following the Merger, the Surviving Corporation will also establish an Audit Committee and a Compensation Committee.

               b.  Audit Committee

     The Audit Committee will make recommendations concerning the engagement of independent public accountants; review with the independent public accountants the plans for and scope of the audit, the audit procedures to be utilized and the results of the audit; approve the professional services provided by the independent public accountants; review the independence of the independent public accountants; and review the adequacy and effectiveness of the Surviving Corporation's internal accounting controls.

               c.   Compensation Committee

     The Compensation Committee will make recommendations to the Board of Directors concerning compensation for the Surviving Corporation's executive officers; review general compensation levels for other employees as a group; administer the Surviving Corporation's 2000 Stock Option Plan; and take such other actions as may be required in connection with the Surviving Corporation's compensation and incentive plans.

               d.   Director Compensation

     Each non-employee director of the Surviving Corporation will receive an annual fee of $10,000 and an additional fee of $500 for each meeting of the Board or Board committee attended, plus reimbursement of expenses incurred in attending meetings; however, no additional fee will be paid for committee meetings held the same day as Board meetings. Directors will also be eligible to participate in the Surviving Corporation's 2000 Stock Option Plan.

          3.   Directors and Executive Officers

     On the Effective Date, the persons listed below will become the directors and executive officers of the Surviving Corporation:


                                                                        Director
          Name               Age            Position                     Term
                                                                        Expires
     --------------------    ---   --------------------------------    ---------
     Michael J. Barrist       39   Chairman of the Board, President       2003
                                   and Chief Executive Officer

     *                             Director                               2002,
                                                                          2003

     Michael B. Meringolo     53   Senior Vice President                   n/a

     Richard J. Palmer        49   Chief Financial Officer and             n/a
                                   Treasurer

     Joshua Gindin            44   Executive Vice President,               n/a
                                   General Counsel and Secretary

_______________________
* Directors to be selected by Mr. Rensin (1), SPV99-2 Noteholders (1) and NCOG (2).

     The following information about the Surviving Corporation's proposed directors and executive officers is based, in part, upon information supplied by such persons.

     Michael J. Barrist has served as Chairman of the Board, President and Chief Executive Officer of NCO Group since purchasing that company in 1986. Mr. Barrist was employed by U.S. Healthcare Inc. from 1984 to 1986, most recently as Vice President of Operations, and was employed by Gross & Company, a certified public accounting firm, from 1980 through 1984. Mr. Barrist is a certified public accountant.

     Michael B. Meringolo has been employed by NCOF since September, 1997, most recently as Senior Vice President, Portfolio Acquisitions and Management. Prior to that, from 1991 to 1997 he was employed by First Union National Bank, most recently as Vice President of Consumer Products, with responsibility for managing the collection of consumer lending products.

     Richard J. Palmer has been Chief Financial Officer of Creditrust since 1996. From 1983 to1996, Mr. Palmer served as Chief Financial Officer of, and in various other financial functions for, CRI, Inc., a national real estate investment company with headquarters in Rockville, Maryland. Prior to his employment with CRI, Inc., Mr. Palmer was with Grant Thornton LLP from 1976 until 1983 and KPMG Peat Marwick from 1973 to 1976. Mr. Palmer has a BS degree in accounting from Florida Atlantic University in Boca Raton, Florida. He received his Florida certified public accounting certificate in 1974, and received reciprocity in the District of Columbia in 1976.

     Joshua Gindin has served as Executive Vice President and General Counsel of NCOG since May, 1998. Prior to joining NCOG, Mr. Gindin was a partner in the law firm of Kessler & Gindin since 1995. Mr. Gindin has practiced law since 1983 and has represented NCOF since 1986 and NCOG since its formation in 1996.

          4.   2000 Stock Option Plan

     On October 17, 2000 the Board of Directors and sole stockholder of NCOP approved the 2000 Stock Option Plan, sometimes referred to as the 2000 Plan. The purpose of the 2000 Plan is to attract and retain officers, directors, key employees, independent contractors and independent consultants and to provide additional incentive to them by encouraging them to invest in NCOP Common Stock and acquire an increased personal interest in NCOP=s business.

     All officers, directors, key employees, independent contractors and independent consultants of NCOP or of any of its current or future parents or subsidiaries are eligible to receive options under the 2000 Plan. The 2000 Plan is administered by the Compensation Committee of the Board of Directors or, at the option of the Board of Directors, the Board may administer the 2000 Plan, except that certain authority has been give to the President of NCOP as described in the next paragraph. The Committee will select the optionees and will determine the nature of the option granted, the number of shares subject to each option, the option vesting schedule and other terms and conditions of each option. The Board of Directors may modify or supplement the 2000 Plan and outstanding options and may suspend or terminate the 2000 Plan, provided that such action may not adversely affect outstanding options.

     The 2000 Plan provides that the President of NCOP has authority to select optionees and determine the nature of the option granted, the number of shares subject to each option (subject to an annual limit of 5,000 shares per participant or 10,000 shares with respect to grants to participants in connection with an acquisition), the option vesting schedule and other terms and conditions of each option. However, the President has no authority to grant options to any participant who is subject to Section 16 of the Securities and Exchange Act of 1934.

     Payment of the exercise price for options granted under the 2000 Plan may be made in cash, shares of NCOP Common Stock or a combination of both. All options granted pursuant to the 2000 Plan are exercisable in accordance with a vesting schedule which is set at the time of the issuance of the option and, except as indicated below, may not be exercised more than ten years from the date of grant. Options granted under the 2000 Plan will become immediately exercisable upon a "change in control" as defined in the 2000 Plan.

     NCOP will be authorized to issue 3,000,000 shares of NCOP Common Stock upon the exercise of options granted under the 2000 Plan. Options granted under the 2000 Plan may be incentive stock options intended to qualify under Section 422 of the Code, or options not intended to so qualify, except that incentive stock options may only be granted to employees of NCOP. The 2000 Plan requires the exercise price of incentive stock options to be at least equal to the fair market value of NCOP Common Stock on the date of the grant. In the case of incentive stock options granted to a shareholder owning, directly or indirectly, in excess of 10% of NCOP Common Stock, the option exercise price must be at least equal to 110% of the fair market value of NCOP Common Stock on the date of grant and such option may not be exercised more than five years from the date of grant. The option price for non-qualified options, at the discretion of the Compensation Committee, may be less than the fair market value of Common Stock on the date of grant.

     All unexercised options terminate three months following the date on which an optionee=s employment by, or relationship with, NCOP or any parent or subsidiary of NCOP, terminates other than by reason of disability or death (but not later than the expiration date) whether or not such termination is voluntary. Any option held by an employee who dies or who ceases to be employed because of disability must be exercised by the employee or his representative within one year after the employee dies or ceases to be an employee (but not later than the scheduled termination date). Options are not transferable otherwise than by will or the laws of descent and distribution. No options may be granted under the 2000 Plan after October 16, 2010. No individual may receive options under the 2000 Plan for more than 90% of the total number of shares of NCOP=s Common Stock authorized for issuance under such the Plan.

     To date, no options have been granted under the 2000 Plan.

     Upon completion of the Merger, the 2000 Plan will become the Surviving Corporation's plan and the options will become options to purchase Surviving Corporation Common Stock.

          5.   Employment Agreements

     It is a condition to the obligations of the parties under the Merger Agreement that upon the Closing of the Merger the Surviving Corporation enter into the Contractor Agreement with Joseph K. Rensin. For a description of the Contractor Agreement, see Section IV.J, "Independent Contractor Agreement."
                      ---

     B.   Ownership of Surviving Corporation Common Stock

     The following table identifies those persons which, to Creditrust's knowledge, will own beneficially or have investment discretion with respect to more than 5% of the Surviving Corporation Common Stock as of the Effective Date:

                       Estimated Amount of         Estimated Percentage
Name                   Beneficial Ownership(1)     of Beneficial Ownership(2)
----                   -----------------------     --------------------------

NCO Group, Inc.                                    60%

Joseph K. Rensin       5,191,289 (3)

SPV99-2 Noteholders                                18.5%

________________________
(1) Assumes an Exchange Ratio of one share of Surviving Corporation Common Stock for each share of Creditrust Common Stock. See Section IV.B,
                                                       ---
     "Conversion of NCOP and Creditrust Common Stock."

(2) Assumes that 60% of the Surviving Corporation Common Stock will be held by NCOG. Under the Merger Agreement, the amount of Surviving Corporation Common Stock held by NCOG is between 55% and 60%, depending upon stock issued to holders of Class 4 Claims. To the extent NCOG holds a greater percentage (i.e., higher than 55%) of the Surviving Corporation Common Stock, and to the extent that stock is issued to holders of Convertible Securities or holders of Class 4 claims, the percentage ownership of all Creditrust stockholders, including Joseph K. Rensin will be reduced pro rata. See Section IV.B, "Conversion of NCOP and Creditrust Common Stock."
           ---

(3) Does not include New Common Stock being issued to Mr. Rensin on account of his Class 5 Claim or the Rensin Contribution.

     C.   Description of Surviving Corporation Capital Stock

     Prior to the Effective Date, the Certificate of Incorporation and Bylaws of NCOP, as the Surviving Corporation, will be amended and restated as provided in Exhibit F and Exhibit G. The following summary is based upon those documents.
---------     ---------
You are urged to read both documents carefully.

     The Surviving Corporation will be authorized to issue 35,000,000 shares of common stock, no par value (the "Surviving Corporation Common Stock," as previously defined), and

5,000,000 shares of preferred stock, no par value, issuable in classes or series, the relative rights, limitations and preferences of which may be designated by the Board of Directors. It is currently expected that upon completion of the Merger on the Effective Date, approximately 26 to 30 million shares of Surviving Corporation Common Stock will be issued and outstanding and held of record by approximately 474 stockholders and no shares of Surviving Corporation preferred stock will be outstanding.

          1.   Surviving Corporation Common Stock

     All shares of Surviving Corporation Common Stock issued in exchange for shares of Creditrust Common Stock and NCOP Common Stock pursuant to the Merger Agreement and the Plan will be fully paid and nonassessable. The rights, preferences and privileges of holders of Surviving Corporation Common Stock are subject to, and may be adversely affected by, the terms of any series of preferred stock which the Surviving Corporation may issue in the future.

               a.   Voting Rights

     Each holder of Surviving Corporation Common Stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders and does not have cumulative voting rights. Accordingly, NCOG, as the holder of a majority of the shares of Surviving Corporation Common Stock outstanding on the Effective Date, will be able to elect all of the directors standing for election and generally approve all proposals requiring approval of the holders of a majority of the outstanding Surviving Corporation Common Stock.

               b.   Dividend Rights

     Subject to preferences that may apply to shares of Surviving Corporation preferred stock outstanding at the time, holders of Surviving Corporation Common Stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the Board of Directors may from time to time determine. No dividends are expected for the foreseeable future.

               c.   No Preemptive or Other Rights

     Holders of Surviving Corporation Common Stock are not entitled to preemptive, subscription, conversion or redemption rights.

               d.   Right to Receive Liquidation Distributions

     Upon the liquidation, dissolution or winding-up of the Surviving Corporation, holders of Surviving Corporation Common Stock and any participating preferred stock outstanding at that time are entitled to receive ratably the Surviving Corporation's net assets available after the payment of all debts and other claims and payment of any liquidation preferences on any outstanding Surviving Corporation preferred stock.

          2.   Surviving Corporation Preferred Stock

     The Surviving Corporation's Board of Directors is authorized to issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series without stockholder approval. The Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of Surviving Corporation preferred stock.

     Issuance of Surviving Corporation preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could among other things:

     $    have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from attempting to acquire, a majority of the Surviving Corporation's outstanding voting stock;

     $    protect the Surviving Corporation's existing management;

     $    cause the market price of Surviving Corporation Common Stock to decline; or

     $    impair the voting and other rights of the holders of Surviving
Corporation Common Stock.

     The Surviving Corporation has no current plans to issue any shares of preferred stock.

          3.   Anti-Takeover Provisions

     The Surviving Corporation's Certificate of Incorporation and Bylaws contain several provisions intended to limit the possibility of, or make more difficult, a takeover of the Surviving Corporation. In addition to providing for the possible issuance of Surviving Corporation preferred stock having terms established by the Board of Directors without stockholder approval, the Certificate of Incorporation provides that:

     $    the Board of the Surviving Corporation is divided into three classes as nearly equal in number as possible and the directors of each class serve for three year terms;

     $    at least 65% of the votes entitled to be cast by stockholders is required to approve amendments to the Certificate of Incorporation and Bylaws, unless at least a majority of the incumbent directors on the Board of Directors has voted in favor of the amendment, in which case only a majority of the votes cast by stockholders is required to approve the amendment;

     $    directors can be removed only for cause and only by a vote of at least
65% of the votes entitled to be cast by stockholders;

     $    the stockholders of the Surviving Corporation are not entitled to call special meetings of the stockholders;.

     $    actions by stockholders without a meeting which has not been approved by at least a majority of the incumbent directors must receive the written consent of stockholders holding at least 65% of the votes entitled to be cast by stockholders.

     In addition, the Surviving Corporation's Bylaws establish procedures for the nomination of directors by stockholders and the proposal by stockholders of matters to be considered at meetings of the stockholders, including the submission of certain information within the times prescribed in the Bylaws.

     The existence of the foregoing provisions of the Certificate of Incorporation and Bylaws, as well as the possible issuance of the Surviving Corporation preferred stock, may have the effect of delaying, deferring or preventing a change in control of the Surviving Corporation, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Surviving Corporation Common Stock. The provisions could also limit the price that investors might be willing to pay in the future for shares of Surviving Corporation Common Stock.

          4.   Limitations on Directors' Liabilities and Indemnification

     As permitted under Delaware law, the Surviving Corporation's Certificate of Incorporation will eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law.

     The Certificate of Incorporation also provides that every person who is or was a director or executive officer of the Surviving Corporation, or of any corporation which he served as such at the request of NCOP, shall be indemnified by the Surviving Corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director or executive officer of the Surviving Corporation, or of such other corporation, whether or not he is a director or executive officer of the Surviving Corporation or such other corporation at the time the expenses or liabilities are incurred. No indemnification shall be provided, however, with respect to: liabilities arising under Section 16(b) of the Securities Exchange Act of 1934, as amended, if a final nonappealable judgment or award establishes that such officer or director engaged in self-dealing, willful misconduct or recklessness, for expenses or liabilities which have been paid directly to, or for the benefit of, such person by an insurance carrier or for amounts paid in settlement of actions without the written consent of the Board of Directors.

     These provisions offer persons who serve on the Board of Directors of the Surviving Corporation protection against awards of monetary damages for negligence in the performance of their duties.

          5.   Transfer Agent and Registrar

     The transfer agent and registrar for the Surviving Corporation Common Stock will be American Stock Transfer & Trust Company.

     D.   Comparison of Stockholders' Rights'

     The rights of NCOP stockholders are governed by NCOP's Certificate of Incorporation and Bylaws and by the Delaware General Corporation Law (the "DGCL," as previously defined). The rights of Creditrust stockholders are governed by Creditrust's Articles of Incorporation and Bylaws and by the Maryland General Corporation Law (the "MGCL," as previously defined). After the date the Merger is completed, the rights of the stockholders of the Surviving Corporation will be governed by Surviving Corporation's Certificate of Incorporation and Bylaws and by the DGCL.

     The following is a summary of the material differences between the rights of Surviving Corporation stockholders and the rights of Creditrust stockholders. This summary is not intended to be complete and is qualified in its entirety by reference to applicable provisions of the DGCL, the MGCL, Surviving Corporation's Certificate of Incorporation and Bylaws and Creditrust's Articles of Incorporation and Bylaws.

          1.   Stock Preferences

               a.   Surviving Corporation Preferred Stock

     Surviving Corporation's Board of Directors can issue up to 5,000,000 shares of Surviving Corporation preferred stock without further action by stockholders. Surviving Corporation's Board of Directors may, without stockholder approval, issue Surviving Corporation preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences. These rights and preferences could be senior to the rights of the holders of Surviving Corporation Common Stock. One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt by a third party to attempt to acquire Surviving Corporation or obtain control of Surviving Corporation by means of a tender offer, proxy contest, merger or other transaction. This would also protect Surviving Corporation's current management. Accordingly, the issuance of shares of Surviving Corporation preferred stock may discourage bids for Surviving Corporation Common Stock or may otherwise adversely affect the market price of Surviving Corporation Common Stock.

     No shares of Surviving Corporation preferred stock are issued or outstanding and Surviving Corporation has no current plans to issue any shares of Surviving Corporation preferred stock.

               b.   Creditrust Preferred Stock

     Creditrust's Board of Directors can issue up to 5,000,000 shares of Creditrust preferred stock without further action by stockholders. Creditrust's Board of Directors may, without stockholder approval, issue Creditrust preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences. These rights and preferences could be senior to the rights of the holders of Creditrust Common Stock.

     No shares of Creditrust preferred stock are outstanding, and Creditrust has no current plans to issue any shares of Creditrust preferred stock.

          2.   Size and Classification of the Board of Directors

               a.   Surviving Corporation

     The Surviving Corporation's Certificate of Incorporation provides that the Board of Directors will consist of not less than three and not more than ten directors as determined by the Surviving Corporation Board of Directors from time to time. On the Effective Date, the Surviving Corporation will have five directors and it is expected that two additional directors will be elected at the 2001 annual meeting of stockholders. The Surviving Corporation Board will be divided into three classes as nearly equal in number as possible. The initial terms of each class of director will expire over a period of three years. Upon their reelection, each director will serve for a term of three years and until his or her successor has been elected and qualified, except in the event of his or her earlier resignation, removal or disqualification.

               b.   Creditrust

     The Board of Directors of Creditrust currently consists of four directors, each of whom is elected annually for a term of one year and until his or her successor is elected and qualified, except in the event of his or her earlier death, resignation, retirement or removal from office. The Articles of Incorporation and Bylaws of Creditrust permit the Board to change the number of directors constituting the Board to not less than three directors and not more than 25 directors.

          3.   Removal of Directors

               a.   Surviving Corporation

     The Surviving Corporation's Certificate of Incorporation provides that the entire Surviving Corporation Board of Directors, or a class of the Board, or any individual director, may be removed from office only for cause, as defined in the Surviving Corporation's Certificate of Incorporation, and only by the affirmative vote of stockholders entitled to cast at least 65% of the votes entitled to be cast by all stockholders at any annual or regular election of directors or of any class of directors. In addition, the Surviving Corporation Board of Directors will have the right, without stockholder approval, to declare vacant the office of any director for any proper cause. Vacancies created by these removals may be filled by the Board of Directors.

               b.   Creditrust

     Creditrust's Articles of Incorporation provides that subject to the rights of the holders of any class separately entitled to elect one or more directors, and director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class at any duly called meeting of stockholders at which a quorum is present. Vacancies created by these removals may be filled by the Board of Directors.

          4.   Meeting of Stockholders; Action by Written Consent

               a.   Surviving Corporation

     Under the Surviving Corporation's Certificate of Incorporation and Bylaws, a special meeting of the stockholders may be called at any time by the Board of Directors or the Chairman of the Board of the Surviving Corporation. Stockholders may not call special meetings.

     The Surviving Corporation's Certificate of Incorporation provides that any action which has received the prior approval of a majority of the incumbent directors, as defined in the charter, may be approved by the written consent of stockholders having not less than the minimum number of votes necessary to authorize such action at a meeting of stockholders. Actions which have not received approval of the incumbent directors may be authorized upon the written consent of stockholders entitled to cast at least 65% of the votes entitled to be cast by all stockholders.

               b.   Creditrust

     Under Creditrust's Bylaws, a special meeting of the stockholders may be called at any time by a majority of the Board of Directors, the Chairman of the Board or the President of Creditrust. In addition, a special meeting may be called upon the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

     Under the MGCL, Creditrust's stockholders may take action without a meeting only upon the unanimous written consent of all stockholders.

          5.   Stockholder Inspection Rights; Stockholder Lists

               a.   Surviving Corporation

     Under the DGCL, any stockholder has the right to inspect the stock ledger, stockholder list and the corporation's books and records for a purpose reasonably related to the person's interest as a stockholder.

               b.   Creditrust.

     Under the MGCL, any stockholder has the right to inspect the corporation's bylaws, minutes of stockholder meetings, an annual statement of affairs and any voting trust agreements on file and to request a list of all securities issued by the corporation during the preceding 12 months. In addition, one or more stockholders who together have held of record five percent or more of the corporation's stock for a period of six months may inspect the corporation's books of account, stock ledger and statement of the corporation's assets and liabilities as of a reasonably current date.

          6.   Amendment of Governing Documents

               a.   Surviving Corporation.

     Under the Surviving Corporation's Certificate of Incorporation, the stockholders of the Surviving Corporation are not entitled to propose an amendment to Surviving the Corporation's Certificate of Incorporation. The DGCL provides that in order to effect any amendment to a corporation's certificate of incorporation, the board of directors must first adopt a resolution setting forth the proposed amendment, declaring its advisability, and directing that the proposed amendment be considered at a meeting of stockholders. Any amendment to, or repeal of, any provision of the Surviving Corporation's Certificate of Incorporation which has not previously received the approval of at least a majority of the incumbent directors on its Board of Directors will require for adoption the affirmative vote of the stockholders entitled to cast at least 65% of the votes entitled to be cast by all stockholders at any duly convened annual or special meeting of the stockholders, in addition to any other approval which is required by law, the Surviving Corporation's Certificate of Incorporation, the Surviving Corporation's Bylaws or otherwise. Amendments which have received approval of the incumbent directors generally will require for adoption the affirmative vote of the stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders at any duly convened annual or special meeting of the stockholders.

     In addition, the Surviving Corporation's Certificate of Incorporation provides that the Surviving Corporation's Bylaws may be amended or repealed without stockholder approval by a majority of the incumbent directors, subject to any other approval which is required by law, the Surviving Corporation's Certificate of Incorporation, the Surviving Corporation's Bylaws, or otherwise. Any amendment to, or repeal of, any provision of Surviving Corporation's Bylaws which has not previously received the approval of at least a majority of the incumbent directors on the Board of Directors will require for adoption the affirmative vote of the stockholders entitled to cast at least 65% of the votes entitled to be cast by all stockholders at any duly convened annual or special meeting of the stockholders, in addition to any other approval which is required by law, the Surviving Corporation's Certificate of Incorporation, the Surviving Corporation's Bylaws, or otherwise. Amendments which have received approval of the incumbent directors which are submitted to stockholders for approval generally will require for adoption the affirmative vote of the stockholders entitled to cast at least a majority of the votes present in person or by proxy at a duly convened annual or special meeting of the stockholders.

               b.   Creditrust

     The MGCL provides that in order to effect any amendment to Creditrust's Articles of Incorporation, Creditrust's Board of Directors must first adopt a resolution setting forth the proposed amendment, declaring its advisability, and directing that the proposed amendment be considered at a meeting of the Creditrust stockholders. The affirmative vote of two-thirds of all of the votes entitled to be cast by Creditrust stockholders is required for the proposed amendment to be approved by the Creditrust stockholders, except that amendments to Article Sixth or Article Seventh of Creditrust's charter, which govern the number and election of directors, indemnification, corporate governance and other matters, require the approval of 80% of all of the votes entitled to be cast by Creditrust stockholders.

     Creditrust's Articles of Incorporation provides that Creditrust's Bylaws may be altered, amended or repealed by either a vote of not less than two-thirds of the Creditrust Board of Directors or at a meeting of the Creditrust stockholders by the vote of the holders of a majority of the outstanding Creditrust Common Stock. In order for the Creditrust Bylaws to be altered, amended or repealed by the stockholders at a special meeting, the notice to the stockholders of the special meeting must contain notice of the alteration, amendment, or repeal of the bylaws.

          7. Power of Board to Oppose Tender Offer and Other Take-Over Transactions; State Law Protections

               a.   Surviving Corporation

     The Surviving Corporation's Board of Directors has full discretion, subject to its fiduciary duties, to accept or oppose any tender offer or other offer for Surviving Corporation's securities.

     Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to a number of exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. As permitted by the DGCL, the Surviving Corporation has elected to opt out of coverage of Section 203.

               b.   Creditrust

     The Creditrust Articles of Incorporation provides that its Board of Directors may, in connection with the exercise of its business judgment involving a merger, consolidation, share exchange, sale or lease of substantially all assets, stock issuance, liquidation or dissolution, reclassification or recapitalization of securities or transaction with an interested stockholder, or any actual or proposed transaction which would or may involve a change in control of the corporation, in determining what is in the best interests of the corporation and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including, but not limited to:

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

     .    the economic effect, both immediate and long-term, upon the corporation's stockholders, including stockholders, if any, who decide not to participate in the transaction;

     .    the social and economic effect on the employees of, and others dealing with, the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located;

     .    whether the proposal is acceptable based on the historical and current operating results or financial condition of the corporation;

     .    whether a more favorable price could be obtained for the corporation's stock or other securities in the future;

     .    the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of the corporation and its subsidiaries;

     .    the future value of the stock or any other securities of the corporation;

     .    any antitrust or other legal and regulatory issues that are raised by the proposal; and

     .    the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debts service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity.

     If the Creditrust Board of Directors determines that any proposed business combination or actual or proposed transaction which would or may involve a change in control of the corporation should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to, any or all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the corporation; selling or otherwise issuing authorized but unissued stock, other securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and (i) any person who beneficially owns 10% or more of the voting power of the corporation's shares, (ii) an affiliate or associate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (in either case, an "interested stockholder"), or (iii) any affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter must be recommended by the board of directors of the Maryland corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of its outstanding voting shares, and (b) two-thirds of the votes entitled to be cast by holders of such outstanding voting shares, other than shares held by the interested stockholder with whom the business combination is to be effected; unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

     Creditrust is generally governed by the MGCL's business combinations statute. However, Creditrust's Articles of Incorporation exempts any business combination with Mr. Rensin or his present or future affiliates from the application of such statute. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders, excluding shares of stock as to which the acquiring person, officers of the corporation and directors of the corporation who are employees of the corporation are entitled to exercise or direct the exercise of the voting power of the shares in the election of directors. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such person, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority of all voting power. Control shares do not include shares that the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions generally applicable to the exercise of appraisal rights do not apply in the context of a control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or excepted by the charter or the bylaws of the corporation. The business combination statute and the control share

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

acquisition statute could have the effect of discouraging unsolicited offers to acquire Creditrust and of increasing the difficulty of consummating any such offer.

          8. Required Vote for Authorization of Mergers, Consolidations or Sales of Assets

               a.   Surviving Corporation

     Under the DGCL, a merger, consolidation or sale of assets generally must be approved by the holders of a majority of all of the votes entitled to be cast on the proposal.

               b.   Creditrust

     Under the MGCL, a merger, consolidation or sale of assets generally must be approved by the holders of two-thirds of all of the votes entitled to be cast on the proposal.

     E.   Business of the Surviving Corporation after the Effective Date

     After the Effective Date, the Surviving Corporation will purchase, own and manage consumer receivables generated by consumer credit card and other consumer credit transactions. Generally, all collection of the receivables owned by the Surviving Corporation will be handled by NCOF under the Servicing Agreement although the Surviving Corporation will be permitted to place receivables with an unaffiliated servicer amounting to 10%, and under certain cases 20%, of the total receivables owned by the Surviving Corporation.

     After the Effective Date, it is anticipated that the Surviving Corporation will have approximately ten (10) employees. The principal office of the Surviving Corporation is expected to be located at: 1705 Whitehead Road, Baltimore, Maryland.

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

VI.  SUMMARY OF THE PLAN

     THE FOLLOWING IS A SUMMARY OF SOME OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN AND THE ATTACHMENTS THERETO.

     A.   Classification and Treatment of Claims and Interests

          1.   Unclassified Claims

     The Bankruptcy Code does not require certain administrative and priority claims to be classified under a plan of reorganization. Accordingly, Administrative Claims and Priority Tax Claims are not classified in the Plan.

     Under the Bankruptcy Code, Allowed Administrative Claims must be paid in full in Cash. The Plan provides for such payment to occur as soon as practicable after the later of the Effective Date or 30 days after the court order which allows such Claim to become a Final Order, unless the holder of any such Claim agrees to other treatment.

     In general, Administrative Expenses are the actual and necessary costs and expenses of preserving the Bankruptcy Estate and operating the businesses of the Debtor after the Petition Date. Such expenses may include, without limitation, any fees or charges assessed against the Bankruptcy Estate under Section 1930, Chapter 123 of Title 28 of the Bankruptcy Code, Claims for reclamation Allowed in accordance with Section 546(c)(2) of the Bankruptcy Code, and any indebtedness or obligations incurred by the Debtor as Debtor-in-Possession in connection with the conduct of the business of the Debtor-in-Possession, including the Sunrock DIP Claim. Ordinary course post-petition liabilities will be paid pursuant to their terms in the ordinary course of the Debtor's business. Compensation or reimbursement of expenses to professionals retained by the Debtor and the Creditors' Committee (and approved by the Bankruptcy Court) will be paid to the extent Allowed and awarded by the Bankruptcy Court. The Debtor estimates that the total amount of Allowed Administrative Claims (not including the Sunrock DIP Claim) will be $1,390,000. The foregoing estimate does not include the fees and expenses already paid to professionals retained by the Debtor and the Creditors' Committee during the course of the Chapter 11 Case pursuant to a certain administrative order of the Bankruptcy Court, which fees and expenses totaled $931,000, as of October, 2000. Also, certain administrative claimants (Seneca Financial and Sunrock Capital) may agree to take a portion of their fees in New Common Stock at the Equity Value.

          2.   Class 1 (Priority Claims)

     All Claims entitled to priority under Section 507(a) of the Bankruptcy Code, except for Administrative Claims and Priority Tax Claims, are classified as a single Class. (See Plan Section 3.1, "Class 1 Claim"). Each holder of an
                    ---
Allowed Class 1 Claim will be paid (a) the full amount of such Allowed Class 1 Claim in Cash, without interest, on the Effective Date or (b) in

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

such amount, on such other date and upon such other terms as may be agreed upon by and between the Debtor and each respective holder of such Allowed Class 1 Claim. (See Plan Section 4.1, "Class 1 Claim").
        ---

     The Plan also provides for the payment of Allowed Priority Tax Claims beginning on the first Business Day following the first anniversary of the Effective Date. In general, Priority Tax Claims include certain income tax claims, property tax claims, withholding tax claims, and employment tax claims.
Section 507(a)(8) of the Bankruptcy Code specifies such taxes in detail. Priority Tax Claims may be repaid over a six year period. The Plan provides that such payments will be made in cash in six equal annual installments, commencing on the first anniversary after the Effective Date. Payments will include simple interest accruing from the Effective Date on the unpaid portion of each Allowed Priority Tax Claim, unless Reorganized Creditrust chooses to prepay any such Priority Tax Claim or the unpaid portion thereof. Prepayment will not result in any premium or penalty. The Debtor estimates that the total amount of Allowed Priority Tax Claims will be $322,960.

          3.   Class 2 (Sunrock Claims)

     The holder of the Class 2 Claims, which consists of the Sunrock DIP Claim and the Sunrock Secured Claim, will be paid as follows: on the Effective Date, all amounts owed under the Sunrock DIP Loan and the Sunrock Secured Claim shall be paid in full or on such other terms and conditions as may be agreed to by Sunrock. The Debtor estimates that the total amount of the Class 2 Claim will be approximately $14,574,610.

     The Class 2 Claims are impaired under the Plan.

          4.   Class 3 (Other Secured Claims)

     Class 3 consists of the FF&E Secured Claims and is divided into subclasses subject to the following treatment:

CLASSES 3(i) - 3(x) - FF&E SECURED CLAIMS.
-----------------------------------------

               a.   Classification

     Classes 3(i) - 3(x) consists of the following FF&E Secured Claims:

                    (i) Class 3(i) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 12/10/99 executed by the Debtor in favor of Chesapeake Industrial Leasing Co., Inc. (currently held by Farmers & Mechanics National Bank)./1/

_____________________
/1/ The terms of the Agreement with Farmers & Mechanics National Bank are reflected in the November 17/th/ letter attached hereto as an exhibit. Additionally, Farmers & Mechanics National Bank shall be allowed $5,000 in pre-petition costs and fees for each of the two agreements, which amount shall be added into the lease payments.

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

                    (ii) Class 3(ii) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 2/14/00 executed by the Debtor in favor of Chesapeake Industrial Leasing Co., Inc.

                    (iii) Class 3(iii) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 5/12/00 executed by the Debtor in favor of Commercial Financial Corporation. (currently held by Marlin Leasing Corp.).

                    (iv) Class 3(iv) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 12/2/99 executed by the Debtor in favor of Commercial Finance Corporation. (currently held by BB&T Leasing Corp.).

                    (v) Class 3(v) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 10/8/99 executed by the Debtor in favor of Commercial Finance Corporation. (currently held by Cardinal Bank Dulles).

                    (vi) Class 3(vi) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 12/19/97 executed by the Debtor in favor of Commercial Finance Corporation (currently held by Presidential Savings Bank).

                    (vii) Class 3(vii) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 11/3/99 executed by the Debtor in favor of Commercial Finance Corporation with an original balance of $331,700 (currently held by Cardinal Bank).

                    (viii) Class 3(viii) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 3/15/00 executed by the Debtor in favor of Chesapeake Industrial Leasing Co. (currently held by Farmers & Mechanics National Bank).

                    (ix) Class 3(ix) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 6/20/00 executed by the Debtor in favor of Davox Corporation.

                    (x) Class 3(x) consists of the FF&E Secured Claim evidenced by a Lease Agreement dated 10/8/99 executed by the Debtor in favor of Commercial Finance Corporation (currently held by Cardinal Bank -
Manassas/Prince William, N.A.).

               b.   Impairment and Voting

     Classes 3(i) - 3(x) are impaired by the Plan. The holders of FF&E Secured Claims are entitled to vote to accept or reject the Plan, and each sub-class within Class 3 shall be deemed a separate class for purposes of the Confirmation Hearing.

               c.   Treatment

     On account of its FF&E Secured Claim, each holder shall (a) receive on the Effective Date a New Equipment Note in a principal amount equal to the outstanding amount under the Secured Transaction which shall be repaid in monthly installments of principal and interest (with

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

interest on such notes to continue at the contract rate set forth in the existing contracts) or (b) shall receive such other treatment as may be agreed by Reorganized Creditrust and such holder. The FF&E Secured Claims shall continue to be secured by the Collateral securing each claim. Each FF&E Secured Claim is being treated as a fully secured claim with no deficiency claim which will be entitled to any treatment as a Class 4 claimant. Notwithstanding the foregoing, the Debtor, with the consent of NCOG, reserves the right to reclassify as an executory contract under the Plan one or more FF&E Agreements listed above prior to approval of the Disclosure Statement and to reject such contracts under Article VIII of the Plan. The Debtor has no present intention to reclassify such contracts.

     Specifically, the Class 3 Claimants shall be treated as follows:

                    (i) The Class 3(i) Claim shall be treated as set forth in the November 17, 2000 letter to Michael Nord, attached to the Disclosure Statement as an exhibit.

                    (ii) The Class 3(ii) Claim shall have an outstanding balance of $408,871.00 as of January 31, 2001 and shall be paid monthly payments in the amount of $17,273.00 until paid in full.

                    (iii) The Class 3(iii) Claim shall be treated as set forth in the November 13, 2000 letter to Jim Kowalski.

                    (iv) The Class 3(iv) Claim shall be treated as set forth in the December 4, 2000 letter to James Shepherd.

                    (v) The Class 3(v) Claim shall be allowed in the amount of $485,704.70 (according to the Debtor) or $530,893.44 (according to Cardinal) as of December 20, 2000, plus pre-petition fees and expenses in the amount of $3,004.03. The Class 3(v) agreement shall be amended to reflect a balance of the foregoing amount less payments made subsequent to December, 2000 through the Confirmation Date, which amount shall be paid in monthly payments of $22,120.56 until paid in full. The remaining provision of the Agreement shall remain in full force and effect. The Class 3(v) Claimant shall retain its security interests as set forth in the existing agreement. The Debtor shall continue to make monthly post-petition payments of $22,120.56 until the Confirmation Date.

                    (vi) The Class 3(vi) Claim shall be treated as set forth in the November 13, 2000 letter to Ira Wolpert.

                    (vii) The Class 3(vii) Claim shall be allowed in the amount of $240,230.81 (according to the Debtor) or $263,950.50 (according to Cardinal) as of December 20, 2000, plus pre-petition fees and expenses in the amount of $2,483.71. The Class 3(vii) agreement shall be amended to reflect a balance of the foregoing amount less payments made subsequent to December, 2000 through the Confirmation Date, which amount shall be paid in monthly payments of $10,558.02 until paid in full. The remaining provision of the Agreement shall remain in full force and effect. The Class 3(vii) Claimant shall retain its security interests

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

as set forth in the existing agreement. The Debtor shall continue to make monthly post-petition payments of $10,558.02 until the Confirmation Date.

                    (viii) The Class 3(viii) Claim shall be treated as set forth in the November 17, 2000 letter to Michael Nord, attached to the Disclosure Statement as an exhibit.

                    (ix) The Class 3(ix) Claim shall be treated as set forth in the November 14, 2000 letter to Dan Logan.

                    (x) The Class 3(x) Claim shall be allowed in the amount of $625,072.72 (according to the Debtor) or $694,002.27 (according to Cardinal) plus pre-petition fees and expenses in the amount of $3,016.03 less any amounts paid subsequent to December 20, 2000, including a payment in the amount of $40,296.91 made on December 21, 2000, and monthly payments in the amount of $7,388.00 until the Confirmation Date and thereafter monthly payments in the amount of $22,387.17 until paid in full. The remaining provision of the Agreement shall remain in full force and effect. The Class 3(x) Claimant shall retain its security interest as provided in the existing agreement. The Debtor shall continue to make monthly post-petition payments until the Confirmation Date.

          5.   Class 4 (Unsecured Claims)

               (a)  Classification.

     Class 4 consists of all Unsecured Claims, but excludes the Rensin Note Claim, Administrative Convenience Claims and other Unsecured Claims that are separately classified.

               (b)  Impairment and Voting.

     Class 4 is impaired by the Plan. The holders of Allowed Class 4 Claims are entitled to vote to accept or reject the Plan.

               (c)  Treatment.

                    (i) Each holder of an Allowed Class 4 Claim shall receive Cash payments to pay such Claims in full with interest as hereinafter described and as described in Section 4.4 (c)(ii) below. Each holder of an Allowed Class 4 Claim shall be paid interest at the rate of six (6) percent per annum from the Petition Date to the Effective Date ("Post-Petition Interest").

                    (ii) (A) The Debtor shall pay on the Effective Date to each holder of an Allowed Class 4 Claim its pro rata share of the Distributable Cash (up to a maximum of the Allowed Amount of each such Claim). The balance, if any, of each such Allowed Claim shall be paid with an NCOP Unsecured Obligation.

                    (B) Reorganized Creditrust shall hold in the Reserve the remainder of the Distributable Cash allocable to Disputed Claims as well as the cash to pay the NCOP Unsecured Obligation in the Reserve. Disputed Claims shall be paid in cash with interest at the rate of 6% from the Petition Date on the date when such disputed claim becomes an Allowed Claim. For purposes of this Subsection (B), a Claim which the Bankruptcy Court determines is covered by insurance (or for which the claimant agrees to look solely to an insurance policy of the Debtor) shall not be considered to be a Disputed Claim. Upon resolution of all Class 4 claims pursuant to 4.4(c), the remaining cash in the reserve, if any shall be returned to Reorganized Creditrust.

                    (C) In lieu of the treatment described in this Section 4.4 above, a holder of a Class 4 Claim may elect, by written notification as provided in the Ballot, to receive payment of its Allowed Claim in full in New Common Stock based on the New Equity Value.

          6.   Class 5 (Rensin Note Claim)

               (a)  Classification

          Class 5 consists of the Rensin Note Claim.

               (b)  Impairment and Voting

          Class 5 is impaired by the Plan. The holder of the Rensin Note Claim is entitled to vote to accept or reject the Plan.

               (c)  Treatment

          The holder of the Rensin Note Claim shall receive on the Effective Date, in exchange for cancellation of the Rensin Note, shares of New Common Stock having a value of $679,213.56 based on the New Equity Value. Additionally, if holders of Class 4 Claims receive Post-Petition Interest, then the holder of the Class 5 Claim shall receive Post-Petition Interest payable on the Effective Date in New Common Stock at the New Equity Value.

          7.   Class 6 (SPV99-2 Noteholders Claims)

               (a)  Classification

          Class 6 consists of all SPV99-2 Noteholders.

               (b)  Impairment and Voting

          Class 6 is impaired by the Plan. The SPV 99-2 Noteholders are entitled to vote to accept or reject the Plan.

               (c)  Treatment

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

               (i) The promissory notes (collectively "Notes") which evidence the Claims of the SPV99-2 Noteholders shall be modified as of the Effective Date to provide for a maturity date of December 31, 2004, interest to accrue at the contract rate of 15% and amortization schedule to be agreed by the parties. On the Effective Date of the Plan, the SPV99-2 Noteholders shall receive a cash payment of $5 million dollars which shall be applied as a principal reduction to the Notes. In exchange for, and cancellation of, the Creditrust guarantee of the Notes ("Guarantee") and the warrants issued by Creditrust to the SPV99-2 Noteholders, the SPV99-2 Noteholders shall receive pro-rata 18.5% of the New Common Stock issued on the Effective Date under the Plan.

               (ii) The Servicing Agreement between Debtor and SPV99-2 LLC dated as of August 2, 1999 (as amended by that certain Amended and Restated Servicing Agreement dated as of March 1, 2000 collectively "99-2 Servicing Agreement") shall be deemed assumed and assigned to NCOF in its new capacity as Successor Servicer (as defined in the Servicing Agreement); provided, however, that such assignment shall be subject to the following as of the Effective Date;
(1) the Servicing Fee shall be reduced from 40% to 20%; (2) all pre-petition defaults (monetary and non-monetary) shall be deemed waived and cured, (3) NCOF shall have no liability to indemnify the Issuer, Administrative Agent or Lenders under the provisions of Section 7 of the 99-2 Servicing Agreement for acts or omissions of Debtor which occurred prior to the assignment and NCOF shall be deemed the "Successor Servicer" as defined therein; and (4) the parties shall agree on such other amendments to the 99-2 Servicing Agreement consistent with the terms and conditions of a binding term sheet dated November 22, 2000 between the parties, as such term sheet may be amended by the parties thereto ("Term Sheet").

               (iii) Except for the obligations created under the Creditrust Plan, full mutual releases shall be executed on the Effective Date by and among the SPV99-2 Noteholders, NCOG, Creditrust and other parties, as provided in the Term Sheet.

               (iv) The SPV99-2 Noteholders, Creditrust and NCOP shall agree upon mutually acceptable securities issues on or before the hearing on the Debtor's disclosure statement, including registration rights, lock-up periods, tag-along and drag-along rights. Documents necessary to memorialize the agreements set forth on the Term Sheet and paragraph 4.6(c)(i), (ii) and (iii) shall be agreed to by the parties, including the Debtor, no later than 10 days prior to the Confirmation Hearing.

          8.   Class 7 (AGI)

               (a)  Classification.

          Class 7 consists of all Claims of AGI and EFS.

               (b)  Impairment and Voting.

     Class 7 is impaired by the Plan. The holders of Allowed Class 7 Claims are entitled to vote to accept or reject the Plan.

               (c)  Treatment.

     AGI shall be entitled to have an allowed claim in the amount of $4.55 million, secured by certain existing reserves referenced in certain pre-petition agreements and to be satisfied in accordance with the terms of the AGI Settlement Agreement which is hereby incorporated into this Plan. In accordance with the terms of the AGI Settlement Agreement, the EFS Litigation will be dismissed on the Effective Date. Notwithstanding the terms of the AGI Settlement Agreement, the releases of Rensin by Creditrust and of Creditrust by Rensin shall be governed by the terms of the Plan and not by the AGI Settlement Agreement.

          9.   Class 8 (FDCPA Claims)

               (a)  Classification

          Class 8 consists of all Fair Debt Collection Practices Act ("FDCPA") Claims

               (b)  Impairment and Voting

          Class 8 is impaired by the Plan. The holders of Allowed Class 8 Claims are entitled to vote to accept or reject the Plan.

               (c)  Treatment

          Class 8 Claims and FDCPA Claims, if any, against Wells Fargo Bank, successor to Norwest Bank as trustee, under those indentures with various subsidiaries of Creditrust, the subsidiaries, affiliates, officers and directors of the Debtor, shall be discharged and such claimants shall receive no distributions from the Debtor on account of such Claims and shall be deemed to have waived all such claims and shall look solely to the Debtor's former and existing insurance policies for payment of such Claims to the extent allowed. For claims filed before August 21, 1997, the Debtor is insured by Harford Mutual with an aggregate policy limit of $2,000,000 and a claim limit of $1,000,000. For claims filed between August 22, 1997 and August 21, 1998, the Debtor is insured by Acceptance with an aggregate policy limit of $2,000,000 and a claim limit of $2,000,000. For claims filed between August 22, 1998 and August 21, 2000, the Debtor is insured by Tudor with an aggregate policy limit of $2,000,000 and a claim limit of $2,000,000. For claims filed on August 22, 2000 or after the Debtor is insured by Acceptance/Lloyds with an aggregate policy limit of $2,000,000 a claim limit of $2,000,000. The Debtor shall create a reserve, not to exceed $50,000, in the amount of any unpaid deductibles for these insurance policies.

          10.  Class 9 (Indemnification Claims)

          (a)  Classification.

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

     Class 9 consists of all Indemnification Claims.

          (b)  Impairment and Voting.

     Class 9 is impaired by the Plan. The holders of Allowed Class 9 Claims are entitled to vote to accept or reject the Plan.

          (c)  Treatment.

     Class 9 Claims shall be discharged and such claimants shall receive no distributions on account of such Claims and shall be deemed to have waived all such claims and agree to look solely to the Litigation Trust Fund for payment of such Claims. In addition, Class 9 claimants shall continue to receive the benefits under the Debtor's former and existing D&O insurance policy, which shall be assumed by the Debtor.

          11.  Class 10 (Administrative Convenience Claim)

          (a)  Classification.

     Class 10 consists of all existing Administrative Convenience Claims, each of which is an unsecured claim of $13,000 or less, or such claim that is voluntarily reduced to $13,000 by the holder thereof.

          (b)  Impairment and Voting.

     Class 10 is impaired by the Plan. Each holder of an Administrative Convenience Claim is entitled to vote to accept or reject the Plan.

          (c)  Treatment.

     Each holder of an Administrative Convenience Claim shall receive payment in full on the later of the Effective Date or the date on which such claim becomes an Allowed Claim.

     The Debtor created this class of Claims to ease the administrative burden of issuing and administering the NCOP Unsecured Obligations. Approximately 100 claims fall within this class which represent approximately 70% to 75% in number of all unsecured claims.

          12.  Class 11 Old Equity Interests (Creditrust Common Stock)

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

               (a)  Classification.

          Class 11 consists of all existing Equity Interests.

               (b)  Impairment and Voting.

          Class 11 is impaired by the Plan. Each holder of Equity Interests is entitled to vote to accept or reject the Plan.

               (c)  Treatment.

                    (i) Each share of Allowed Equity Interests on the Record Date shall receive a pro rata share of approximately 17.5% of the New Common Stock in the Reorganized Creditrust (as adjusted in accordance with the terms of the Plan and the Merger Agreement). Each holder of Old Common Stock shall be entitled to the number of shares of the New Common Stock allocated to the holders of Old Common Stock in accordance with the formula set forth in the Merger Agreement and in the Plan. Subject to Section 4.10 (c)(ii) below and except as provided in Section 4.6 of the Plan, the stock options (hereafter "Employee Stock Options") currently being held by employees of Debtor and the Convertible Securities (as defined in the Merger Agreement) (all of which shall be deemed voided and canceled, and automatically converted on the Effective Date into shares of New Common Stock of Reorganized Creditrust in accordance with the formula set forth in the Merger Agreement,), all other Equity Interests of any nature whatsoever shall be canceled and extinguished (and shall receive no distributions under this Plan) including, without limitation, any and all other outstanding rights, options and warrants to purchase Old Common Stock or any options or warrants not listed on Schedule 3.3 of the Merger Agreement. The Employee Stock Options and/or the Convertible Securities when converted into shares of New Common Stock (in accordance with the formula set forth in the Merger Agreement) shall dilute the holders of Class 11 Equity Interests. The existing employee stock option plan shall, as of the Effective Date, be deemed terminated, null and void and the same shall be replaced by the New Stock Option Plan.

                    (ii) (A) The Debtor shall distribute on the Effective Date pro rata to holders of Allowed Class 11 Interests the Distributable Stock. The remainder of the New Common Stock that may be distributed to holders of Allowed
                                       ---
Class 11 Interests shall be deposited into the Reserve.

                         (B)  If there is Cash remaining in the Reserve after
the NCOP Unsecured Obligations are paid in full, then the amount of any remaining Cash in excess of $2,320,000, (excluding the Net Proceeds from the Asset Sales or the Cash provided by Reorganized Creditrust under 4.4(c)(ii)(D)) shall be paid to NCOG and shall reduce the percentage of New Common Stock issued to NCOG and increase the amount of New Common Stock issued to holders of Allowed Class 11 Interests, in accordance with the Merger Agreement. Subject to the Special Adjustment provided in Section 4.13 of the Plan, any remaining New Common Stock in the Reserve after resolution of Allowed Class 4 Claims, plus the New Common Stock issued in accordance with the preceding sentence (if any), shall be distributed pro rata to holders of Class 11 Interests.

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

          13.  Special Adjustment

     After all Disputed Claims are resolved and the Cash has been distributed from the Reserve, New Common Stock held in the Reserve (including New Common Stock placed in the Reserve pursuant to Section 4.4(c)(ii)(G) of the Plan) shall be distributed in the following priority:

               (a) For every $418,000 of NCOP Unsecured Obligations (if any) existing on the Effective Date (and without regard to the reduction thereof from the Net Proceeds of the Asset Sales and without regard to any cash paid by Reorganized Creditrust under 4.4(c)(ii)(D) of the Plan, then 1% of the New Common Stock shall be distributed to the following persons in the stated proportions:

               NCOG                                    72.74%
               SPV99-2 Noteholders                     22.42%
               Michael J. Barrist                       3.23%
               Joseph K. Rensin                         1.61%
                                                     -------

                                                         100%
                                                     -------

     The amounts of New Common Stock issued hereunder shall be proportionally adjusted based upon the exact amount of NCOP Unsecured Obligations.

               (b)  To holders of Allowed Class 11 Interests, pro rata.

          14.  Releases

     The Plan contains releases by the Debtor and Reorganized Creditrust of the Debtor's present and former officers and directors, professional advisors to the Debtor and others. This is not intended to be a release of 3rd party independent claims against any of these Releasees, but is a release by the Debtor and Reorganized Creditrust. A substantial amount of time and money has been spent by various parties (i.e., NCOG, various bondholder groups, the Creditors Committee.) To date, no credible claim has been asserted against any of the Releasees.

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VII. IMPLEMENTATION OF THE PLAN

     A.   Merger

     Subject to the terms and conditions of the Merger Agreement, on the Effective Date, Creditrust will be merged with and into NCOP in accordance with the provisions of the Merger Agreement and in compliance with the MGCL and the DGCL, and the Merger shall have the effect provided for in the Corporation Laws. NCOP will be the Surviving Corporation of the Merger and will continue to exist and to be governed by the laws of the State of Delaware. The corporate existence and identity of NCOP, with its purposes and powers, will continue unaffected and unimpaired by the Merger. On the Effective Date, NCOP shall succeed to and be fully vested with the corporate existence and identity of Creditrust, and the separate corporate existence and identity of Creditrust shall cease, provided, however, that each and every subsidiary of Creditrust, including all special purpose subsidiaries referred to in Section II.B, shall remain separate corporate entities and will thus become subsidiaries of NCOP. The closing of the Merger and the other transactions contemplated by the Merger Agreement shall take place contemporaneously on the Closing Date and shall be effective at the Effective Date. The name of the Surviving Corporation shall be changed from NCO Portfolio Funding, Inc. to NCO Portfolio Management, Inc. or such other name as the Board of Directors of the Surviving Corporation shall determine.

     For a more complete description of the Merger, see Section IV, "The
                                                    ---
Merger."

     B.   Asset Sales

     Pursuant to the Merger Agreement, NCOG shall cause NCOF to (i) purchase all non-leased assets of Creditrust's Call Center for a cash purchase price equal to the net book value of the Call Center assets and liabilities but not less than $1 million, (ii) assume (prior to or on approval of the Plan by the Bankruptcy Court) or enter into a new agreement with the landlord for the lease of Creditrust's 1705 Whitehead Road and/or such other real or personal property leases mutually agreed to by Creditrust and NCOG, and (iii) assume the obligations of Creditrust relating to the Call Center employees as of the Closing. See Section IV.F, "Certain Obligations of the Parties Pending closing."
         ---
The proceeds from the sale of the Call Center will be used to pay down the NCOP Unsecured Obligations in accordance with the Plan.

     Additionally, NCOP will sell certain "non-performing" assets currently owned by the Debtor 30 days after the Effective Date for a purchase price of no less than $3 million. The proceeds from this sale shall also be used to pay down the NCOP Unsecured Obligations in accordance with the Plan.

     C.   Corporate Action

     The Board of Directors of Creditrust has approved the Merger Agreement. All requisite corporate actions under the MGCL, including the convening of a shareholders meeting, shall be superseded by the requirements of the Bankruptcy Code.

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

     D.   Miscellaneous Tax Matters

     For a description of certain tax consequences of the Plan and the Merger, see Section IV.K, "Tax Considerations Relating to the Merger."
---

     E.   Regulatory Approval

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated under that Act by the Federal Trade Commission, the Merger may not be consummated until:

     . The required notifications have been given and information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission; and

     . Specified waiting period requirements have been satisfied or early termination of the waiting period is granted.

     NCOG and Creditrust will file notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the Antitrust Division of the Department of Justice and with the Federal Trade Commission. After the waiting period expires, the Antitrust Division of the Department of Justice and the Federal Trade Commission will continue to have the authority to challenge the Merger on antitrust grounds before or after the Merger is completed.

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

VIII.     GOING CONCERN VALUATION AND FEASIBILITY

     A.   Feasibility and Projections

          1.   Feasibility

          The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed the Surviving Corporation's ability to meet its obligations under the Plan. As part of this analysis, the Debtor prepared consolidated projections of the Surviving Corporation's financial performance for the each of the five fiscal years through the year ending December 31, 2005 (the "Projection Period"). These projections, and the assumptions on which they are based, are included in Exhibit E. Based upon such
                                          ---------
          projections, the Debtor believes that the Surviving Corporation will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Debtor further believes that the Surviving Corporation will be able to repay or refinance any and all of the then-outstanding secured indebtedness under the Plan at or prior to the maturity of such new indebtedness.

          The Projected Financial Information appended to this Disclosure Statement as Exhibit E are:
                       ---------

               . Pro Forma combined Consolidated Balance Sheet of the Surviving Corporation as of January 1, 2001;

               . Projected Consolidated Balance Sheets of the Surviving Corporation for each of the five fiscal years through the year ending December 31, 2005;

               . Projected Consolidated Income Statements of the Surviving Corporation for each of the five fiscal years through the year ending December 31, 2005;

               . Projected Consolidated Cash Flow Statements of the Surviving Corporation for each of the five fiscal years through the year ending December 31, 2005.

          The pro forma financial information and the projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date of the Plan and the initial distributions thereunder take place as of January 1, 2001. Although the projections and information are based upon a January 1, 2001, Effective Date, the Debtor believes

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

          that an actual Effective Date later then this projected date would not have any material adverse effect on the projections.

          The Debtor has prepared these financial projections based upon certain assumptions which it believes to be reasonable under the circumstances. Those assumptions considered to be significant are described in the Projected Financial Information, in Section 2. The Projected Financial Information has not been examined or compiled by independent accountants. The Debtor makes no representation as to the accuracy of the projections or the Surviving Corporation's ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. See
          Section IX.A., "Certain Risk Factors to be Considered, Projected Financial Information." Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims and Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Projected Financial Information is based in evaluating the Plan.

          2.   Projected Financial Information

          Management has prepared the financial forecasts contained herein with the assistance of its financial advisors. Management has prepared the forecasts using what it considers to be conservative assumptions based upon current market conditions. In preparing these financial forecasts, management has assumed that the Plan will be confirmed in December 2000 and become effective on January 1, 2001. In the event the Plan is not confirmed on that date but is confirmed within 30 days thereafter, management believes there will be no material change in the forecasts presented herein.

          For purposes of preparing the balance sheets that are shown in the forecasts, management has assumed that the Surviving Corporation will apply "Purchase Accounting", in preparing the actual balance sheet as of the Effective Date of the Plan. Management has estimated the impact of Purchase Accounting in its projections by allocating the consideration paid during the transaction to the Surviving Corporation's assets on a pool-by-pool basis as opposed to a package-by-package basis, which GAAP accounting may require.

          For purposes of preparing the forecasts, it has been assumed that existing property and equipment will be revalued and depreciated over a five-year period. In addition, forecasted capital expenditures are capitalized and depreciated over a five-year period.

          The forecasts include sufficient financing to repay the current outstanding obligations to the Surviving Corporation's pre-petition secured lender and unsecured creditor's and to finance the Surviving Corporation's operations for the projected period. The Company expects to obtain a commitment to provide financing in the form of a $50 million revolving credit facility carrying an interest rate of 9%. As of this filing, a commitment has not been obtained. Failure to obtain this facility could be a failure to meet the conditions contained within the Merger Agreement. As such without a waving of these conditions, the Merger would not be consummated and the attached projections would no longer represent management's view of the future financial performance of the Surviving Corporation.

          Operating expense items for the most part have been assumed to increase at the rate of inflation or 3% per year over the forecast period. Some expense items have been assumed to increase at other growth rates depending upon specific conditions that management was able to identify in preparing the forecasts.

          The forecasts assume the Surviving Corporation purchases charged-off receivables on a monthly basis. Purchases are assumed to be a total of approximately $6.8 billion in charged-off amount at a cost of $407.5 million over the Projection Period. Price, availability and collections of new purchases are based upon current market conditions and the combined companies' experience. There can be no assurance that the Company will be able to meet its projected level of purchases at the projected cost.

          The projections also assume that both AGI (Class 7) and the SPV 99-2 Noteholders (Class 6) will be treated as mentioned in section I.C of the Disclosure Statement. The Debtor assumes that the AGI Settlement will be incorporated in the Plan confirmed by the Bankruptcy Court and that the treatment of AGI (Class 6) will be as described in Section VI.A.8 of this Disclosure Statement. The Debtor currently has a Term Sheet agreement with the SPV 99-2 Noteholders; the treatment of the SPV 99-2 Noteholders as described in Section VI.A.7 of this Disclosure Statement is consistent with the Term Sheet.

          3.   Going Concern Valuation

          In order to comply with the best interests test as well as to determine the relative distributions to parties in interest under a potential Plan of Reorganization, an estimate of Reorganization Value has been prepared by Seneca Financial Group, Inc., financial advisor to Creditrust Corporation. Seneca Financial Group, Inc. ("Seneca") has made a determination of the Reorganization Value of the Surviving Corporation at the assumed effective date of January 1, 2001, giving effect to the implementation of the Plan of Reorganization.

          In reaching its conclusions on Reorganization Value, Seneca undertook an analysis of Creditrust's and NCOP's operations and projections as well as the markets in which Creditrust competes. Among others analyses, Seneca: (a) reviewed certain historical financial information of Creditrust, (b) reviewed certain internal operating reports including management prepared financial projections and analyses, (c) discussed historical and projected financial performance with senior management, (d) reviewed industry trends and operating statistics as well as analyzed the effects of certain economic factors on the industry, (e) analyzed the capital structures, financial performance and market valuations of Creditrust's competitors, and (f) prepared such other analyses as Seneca deemed necessary to its valuation determination.

          Seneca relied on the accuracy and reasonableness of the projections, historical financial information and underlying assumptions as prepared by Creditrust's and NCOP's management. Seneca's valuation assumes that the operating results projected by management will be achieved in all material respects, including revenue growth and improvements in operating margins, earnings and cash flow. To the extent that the valuation is dependent on the Surviving Corporation's achievement of the projections contained in the disclosure statement and therefore subject to significant variations over time, the valuation must be considered speculative.

          In addition to relying on management's projections, Seneca's valuation analysis makes a number of assumptions, including but not limited to:
          (a) a successful and timely reorganization of the Surviving Corporation's capital structure, (b) the continuation of current market conditions through the Effective Date as well as the forecast period for the operating projections, (c) the Plan becoming effective in accordance with its proposed terms, and (d) that Allowed Claims are limited so that there are no NCOP Unsecured Obligations.

          The Reorganization Value reflects the Surviving Corporation's going concern value, which includes the value of Creditrust's operating business. Seneca prepared both discounted cash flow and comparable company analyses to arrive at the going concern value of the Surviving Corporation's business. By using these valuation techniques, Seneca has considered both the market's current valuation of Creditrust and its industry as well as a longer-term view of intrinsic value embedded in the projected cash flows in the Surviving Corporation's operating plan. The discount rates used by Seneca in its analyses were based on the public market data of selected public companies deemed generally comparable ("comparables") to the Surviving Corporation as well as expected growth rates of the Surviving Corporation's cash flow. In selecting comparables and evaluating appropriate multiples and discount rates, Seneca considered factors such as the markets in which the comparables compete, current and projected operating performance relative to the Surviving Corporation and other industry participants, and the comparables' relative capital structures and the associated inherent risks of financial distress.

          Based on the analysis performed to date, Seneca estimates the Reorganization Value as of December 31, 2000 to be a range from $157 million to $177 million.

          The Reorganization Value represents the going concern value of the Surviving Corporation giving effect to the implementation of the Plan of Reorganization and Merger Agreement. As such, the Reorganization Value is not a prediction of the future trading prices of securities of the Surviving Corporation. The Reorganization Value does not represent a liquidation value of Creditrust, or its assets; a liquidation analysis has been prepared and provided separately in
          Section XI. The valuation does not represent an appraisal of the Surviving Corporation's assets.

          As of the Effective Date, on a pro-forma basis, the Surviving Corporation will have interest bearing debt outstanding, net of cash and equivalents of approximately $89.1 million. Therefore, the range of Reorganization Value of the Surviving Corporation's equity, giving effect to the Plan of Reorganization, is $68 million to $88 million. The Plan provides for incentive stock options for management, however it does not specify the number, nor strike price of these options. The Equity value mentioned above may be reduced by the value of any option granted. The Debtor believes the Equity Value of $75 million ("Equity Value") is fair and within the lower end of the range described above.

B.        Funding (exit financing)

          The Merger Agreement calls for NCOP to obtain a $50 million exit finance facility. This financing will be utilized on the Effective Date to pay off Sunrock Capital Corp. and thereafter to fund the purchase of receivables which will be owned by Reorganized Creditrust and serviced by NCOF. The Debtor fully expects that the requisite exit financing will be obtained within the extended time period required by the Merger Agreement.

          NCOG is committing to provide NCOP, as successor-by-merger to Reorganized Creditrust, with a Fifty Million Dollar ($50,000,000) revolving credit facility (the "Revolving Credit Facility"). The interest rate on advances under the Revolving Credit Facility will be 375 basis points over the applicable LIBOR rate. Advances under the Revolving Credit Facility may be used for all fees, costs and expenses associated with the NCOP/Creditrust merger and other working capital needs of NCOP. The financial projections attached as Exhibit E hereto incorporate the financial terms of the Revolving Credit Facility at current LIBOR rates. NCOG is requiring that Twenty-Five Million Dollars ($25,000,000) of the Revolving Credit Facility be reduced by refinancing or otherwise by December 31, 2003 with periodic reductions commencing March 31, 2002. The Revolving Credit Facility will mature on May 31, 2004.

          NCOG is providing the Revolving Credit Facility as a sub-facility of NCOG's existing $350,000,000 line of credit with a syndicate of financial institutions. NCOG's lenders are requiring that NCOP (i) provide a guaranty not to exceed amounts outstanding under the Revolving Credit Facility, (ii) grant a security interest in substantially all of its assets in order to secure such guaranty, and
          (iii)
          agree that the NCOP Revolving Credit Facility be cross-defaulted with the larger NCOG facility.

IX.  RISK FACTORS

     A.   Risk Factors and Forward-Looking Statements


     Holders of Claims and Equity Interests should carefully consider the risks described below in connection with their voting on the Plan. If the Plan is approved and any of the following risks actually occur, the business, financial condition or results of future operations of NCOP, as the surviving corporation of the Merger, could be materially adversely affected. This Disclosure Statement contains forward-looking statements that involve risks and uncertainties. The actual results of the Surviving Corporation could differ materially from those anticipated in the forward-looking statements as a result of many factors, including the risks faced by the Surviving Corporation described below and elsewhere in this Disclosure Statement.

     Statements made herein and in other written and oral statements of Creditrust and NCOP may include the plans and objectives of management for future operations, including plans and objectives relating to future growth in the number of receivables and availability of adequate third-party financing. Any forward-looking statements are based on current expectations, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Creditrust and NCOP. Although Creditrust and NCOP believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any of the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Creditrust, NCOG, NCOF and NCOP (or any of their officers and employees) or by any other person that the objectives and plans of the Debtor and NCOP will be achieved.

     B.   Certain Bankruptcy Law Considerations

          1.  Failure to Satisfy Vote Requirement

     If votes are not received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, Creditrust or the Creditors' Committee may seek to accomplish an alternative restructuring of its capitalization and its obligations to creditors and equity holders. There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to the holders of Claims and Equity Interests, as those proposed in the Plan. See Section XI, "Alternatives to the Plan."
---

          2.  Risk of Non-Occurrence of the Effective Date

     Although Creditrust believes that the Effective Date may occur soon after the Confirmation Date, there can be no assurances as to such timing. Moreover, if the conditions precedent to the Effective Date have not occurred or been waived within 60 days after the

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

Confirmation Date, or within 45 days after the date of a Final Order confirming the Plan, the Bankruptcy Court may vacate the order confirming the Plan, in which event the Plan would be deemed null and void, and Creditrust or the Creditors' Committee may propose to solicit votes on an alternative plan of reorganization.

     C. Risk Factors Affecting the Value of the Surviving Corporation Common Stock to be Issued Under the Plan

          1.  Ability to Maintain Creditrust's Historic Growth Rate

     Creditrust rapidly expanded and developed its business during the last two years. This expansion and development placed great demands on Creditrust's management, administrative, operational and financial resources. After the Effective Date, the Surviving Corporation may not be able to finance its continued growth, or to manage it effectively, which would harm its business, results of operations and financial condition, and its ability to meet its expected debt service obligations. Future growth and development will depend on numerous factors, including the Surviving Corporation's ability to:

     .  develop and expand relationships with credit grantors;

     .  recruit, train and retain qualified employees;

     .  maintain quality service to customers and credit grantors;

     . enhance and maintain information technology, operational and financial systems; and

     .  access sufficient sources of funding to purchase additional receivables.

          2.  Substantial Debt

     Upon completion of the Merger, the Surviving Corporation expects to have total assets of approximately $154.3 million, total debt (including certain non-recourse debt and accounts payable) of approximately $98.5 million and stockholders equity value (fair value) of approximately $75 million. This relatively high level of debt could result in a number of adverse effects, including:

     . increasing the Surviving Corporation's vulnerability to a business downturn;

     . limiting the Surviving Corporation's ability to obtain necessary financing in the future;

     . requiring the Surviving Corporation to dedicate a substantial portion of its cash flows from operations to pay debt service obligations rather than for other purposes, such as working capital, purchasing additional portfolios of consumer receivables or capital expenditures;

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

     . limiting the Surviving Corporation's flexibility to react to changes in its business and market; and

     . making the Surviving Corporation more highly leveraged than some of its competitors, which may place the Surviving Corporation at a competitive disadvantage.

     A portion of the debt on the Surviving Corporation's balance sheet will be non-recourse to the Surviving Corporation. The cash flows on assets associated with some of the non-recourse debt may be restricted to servicing the non-recourse debt and may not be available generally to the Surviving Corporation.

          3.  Possible Losses on Consumer Receivables


     The Surviving Corporation will purchase and own consumer receivables generated by consumer credit card and other consumer credit transactions. These are obligations that the individual consumer has failed to pay when due. If the Surviving Corporation does not obtain recoveries on the receivables in amounts in excess of the amount paid for the receivables, the Surviving Corporation could incur significant losses, which could make it difficult to obtain funds to continue operations or repay debts. The Surviving Corporation's future profitability and ability to finance further purchases of receivables will depend significantly on its success in predicting collectability and cash flows on its pools of receivables. However, actual recoveries on the receivables may vary as a result of a variety of factors, including general economic conditions and other factors beyond the Surviving Corporation's control and may be less than the amount of expected recoveries.

          4.  Use of Reporting Estimates

     The Surviving Corporation will recognize revenue based on estimates of future collections on the pools of receivables it manages. Although estimates are based on statistical analysis, the actual amount collected on these pools may not correlate with the Surviving Corporation's (or Creditrust's) historical statistical experience. The accounting for securitizations also relies on estimates.

     If collections on these pools are less than estimated, the Surviving Corporation may be required to take a charge to earnings in an amount that could materially adversely affect its earnings. Similarly, the Surviving Corporation would be required to take a charge to earnings if there was a decline in the fair value of the residual investment in securitizations which was larger than any unrealized gain and was deemed other than temporary.

     Unanticipated future events, including refinements to the Surviving Corporation's cash flow models, may result in changes in estimates in future periods. Creditrust historically has, and NCOP will, adjust cash flow models with a view toward better predicting both the amount and timing of collections. For the years ended December 31, 1995 and 1996, Creditrust relied largely on the average past performance of its entire portfolio. After extensive statistical analysis of static pool performance data during the year ended December 31, 1997, Creditrust implemented a further refinement in its cash flow models. The refinement included static, pool-

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

specific estimates and had the effect of reducing total future projected cash flows on a portfolio-wide basis. The total effect on the individual static pools of this change in estimates was to decrease Creditrust's net earnings for the year ended December 31, 1997 by approximately $700,000 after taxes from the amount that would have been computed prior to this change. In the fourth quarter of 1999, Creditrust reduced the remaining estimates by 12% to reflect the historical cumulative trend in collections. While the Surviving Corporation believes that its cash flow models will continue to provide reasonably accurate forecasts of future collections, changes in collections due to staffing and systems' capacity, as well as changes in collection patterns within its portfolios, which may result from a variety of factors beyond its control, including changes in general economic conditions and changes in consumer attitudes toward repayment of defaulted obligations, may make previous estimates inaccurate or alter the way the Surviving Corporation makes future estimates.

          5.  Possible Shortage of Available Receivables for Purchase

     The Surviving Corporation's ability to grow and to meet its debt service obligations will depend upon the growth in the level of its operations, which in turn will depend upon continued availability of receivables that meet its requirements. The availability of portfolios of receivables for purchase at favorable prices will depend on a number of factors outside of the Surviving Corporation's control, including the continuation of the current growth trend in consumer debt generally and defaulted consumer debt in particular, and competitive factors affecting potential purchasers and sellers of portfolios of receivables. Any slowing in the growth of consumer debt or defaulted consumer debt could constrain the supply of consumer receivables available at attractive prices. If new competitors enter the business, access to additional consumer receivables may also become limited. In addition, if competing buyers raise the prices they are willing to pay for portfolios of consumer receivables above those we may deem appropriate, the Surviving Corporation may be unable to buy these receivables at prices consistent with return targets that would assure adequate levels of revenues for debt service.

          6.  Risks of Securitization Transactions

     Prior to the bankruptcy, Creditrust completed four securitization transactions, two of which resulted in a gain on sale. The Surviving Corporation intends only to pursue securitization transactions that will not result in a gain on sale income. The Surviving Corporation's quarterly financial statements could be materially affected by any possible future write-down associated with changes in the fair value of the residual investment in the two previous securitizations that resulted in gain on sale income. If NCOF were to lose the right to service the receivables included in the securitizations, then such loss could have a material adverse effect on the Surviving Corporation

          7.  Stock Price Volatility

     Because of the nature of the Surviving Corporation's business, its quarterly operating results may fluctuate in the future, which may adversely affect the market price of its common stock. The reasons the Surviving Corporation's results may fluctuate include:

     .  The timing and amount of collections on its receivables;

     . Any charge to earnings resulting from a decline in value of its residual investment in securitization of its portfolios;

     . Increases in operating expenses associated with the growth of its operations; and

     . Comparison to prior periods when Creditrust's revenues included significant amount of gain on sale.

     . Announcements of fluctuations in the Surviving Corporation's or its competitors' operating results; and

     .  Market conditions for stocks in general.

     In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Surviving Corporation Common Stock. There can be no assurance as to the prices at which the Surviving Corporation Common Stock may trade in the market following the Effective Date or that holders of Surviving Corporation Common Stock will be able to resell their shares at prices equal to or greater than the price at which they originally purchased shares of Creditrust Common Stock.

          8.  Control by NCOG

     Upon closing of the Merger, NCOG will own from 55% to 60% of the outstanding voting securities of the Surviving Corporation. Additional shares may be issued to NCOG after the Effective Date in accordance with the Merger Agreement and/or based on the AGI Settlement Agreement which could cause NCOG to own possibly more than 60% of the Surviving Corporation Common Stock. Accordingly, NCOG will have the ability to elect all of the directors and approve or control other matters presented for approval by the Surviving Corporation stockholders. Under Delaware law and the Surviving Corporation's certificate of incorporation, owners of a majority of its outstanding common stock are able to elect all of its directors and approve significant corporate transactions without the approval of the other stockholders. As a result, NCOG will have the unilateral ability to elect all of the Surviving Corporation's directors and to control the vote on all matters submitted to a vote of the holders of the NCOP common stock, including any going private transaction, merger, consolidation or sale of all or substantially all of assets. There can be no assurance that the interests of NCOG will not conflict with the interests of holders of Claims or Equity Interests.

          9.  Financial Projections

     The Financial Projections included as Exhibit E to this Disclosure
                                           ---------
Statement are dependent upon the successful reorganization of the Surviving Corporation and continued implementation of its business plan and the reliability of the assumptions contained in the Financial Projections. The Financial Projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with the terms thereof, the anticipated future performance of the Surviving Corporation, industry performance, general business and economic conditions and other matters, some of which are beyond the control of the Surviving Corporation. (See Section VIII.A. 2 and 3 of Disclosure Statement). In addition, unanticipated events and circumstances occurring subsequent to the preparation of the Financial Projections may affect the actual financial results of the Surviving Corporation. Therefore, the actual results achieved throughout the periods covered by the Financial Projections may vary from the projected results.

          10.  Dependence upon NCOG; Potential Conflicts with NCOG

     Upon completion of the Merger, NCOG will beneficially own at least 55.0% of the Surviving Corporation Common Stock and will, in effect, have the power to elect all the directors of the Surviving Corporation and to control the Surviving Corporation's policies. See Section V.B "Ownership of Surviving Corporation Common Stock."

     In connection with the Plan, NCOF, a subsidiary of NCOG, and the Surviving Corporation will enter into the Servicing Agreement pursuant to which the Surviving Corporation will grant to NCOF the exclusive right to service all of the Surviving Corporation's receivables, subject to minor exceptions, for a period of 10 years. In addition, NCOF will hire substantially all of Creditrust's employees. The Surviving Corporation will be materially dependent upon NCOF' efforts under the Servicing Agreement to collect its receivables and will be able to terminate that agreement only due to NCOF default under the agreement. Any poor performance or breach of, adverse change in or termination of the Servicing Agreement could have a material adverse effect on the Surviving Corporation's business assets, financial condition, results of operations and liquidity.

     Mr. Barrist, who is the Chairman of the Board, President and Chief Executive Officer of NCOG, will hold the same positions with the Surviving Corporation. In addition, Mr. Gindin, the Executive Vice President, General Counsel and Secretary of NCOG, will also hold the same positions with the Surviving Corporation. These persons may have conflicts of interest with respect to matters concerning the Surviving Corporation and its relationship with NCOG and may not be able to devote their full time and attention to the business of the Surviving Corporation.

     Although the Surviving Corporation does not currently intend to enter into material transactions with NCOG or its subsidiaries, except as contemplated by the Plan and the Merger Agreement, in the future the Surviving Corporation may enter into other transactions with NCOG or its subsidiaries. The Surviving Corporation has not adopted any formal procedures regarding potential conflicts of interest with NCOG, although it is expected that any such transaction would be subject to review and approval by the independent directors on the Audit Committee of the Surviving Corporation.

          11.  Dependence on Senior Management

     The Surviving Corporation will be highly dependent upon the continued services and experience of its senior management team, including Michael J. Barrist, Chairman of the Board, President and Chief Executive Officer. The Surviving Corporation will depend on the services of Mr. Barrist and the other members of its senior management team to, among other things, successfully implement the Surviving Corporation's business plan, manage existing receivable portfolios and find, negotiate and purchase new consumer receivable portfolios. The loss of service of one or more members of the senior management team could have a material adverse effect on the Surviving Corporation. The Surviving Corporation has not entered into any employment agreements with any of its employees.

          12.  Restrictions on Cash Dividends

     Since its inception as a public company, Creditrust has not paid any cash dividends. The Surviving Corporation does not anticipate paying any cash dividends in the foreseeable future because it intends to retain its earnings to finance the expansion of its business. Additionally, the loan agreements to which the Surviving Corporation may become a party prior to the Effective Date may restrict or prohibit the payment of cash dividends.

X.   SECURITIES LAW MATTERS

     A.  Issuance of Surviving Corporation Common Stock Under the Plan

     Section 1145(a)(1) of the Bankruptcy Code exempts from the registration requirements of the Securities Act and state "blue sky laws" the offer or sale of securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, the debtor in the case. In reliance upon this exemption, the Surviving Corporation Common Stock to be issued on the Effective Date as provided in the Plan generally will be exempt from the registration requirements of the Securities Act and state and local securities laws. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(l) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, within the meaning of Section 1145(b) of the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

     Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is a control person of the issuer of the securities. The Securities Act imposes limitations upon the ability of such a statutory underwriter to resell securities issued to them pursuant to a plan of reorganization.

     Notwithstanding the forgoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permits the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties which believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Securities Act Rule 144.

     B.  Registration Rights

     The Plan contemplates that the Surviving Corporation will enter into, on the Effective Date, the Contractor Agreement with Joseph R. Rensin, as more fully described under Section IV.J, "Independent Contractor Agreement." Pursuant to the Contractor Agreement, Mr. Rensin will be entitled to two demand and unlimited incidental (or "piggyback") registration rights, with respect to shares of Surviving Corporation Common Stock issued to him pursuant to the Merger. The registration rights granted to Mr. Rensin will be subject to customary suspension, "hold back," indemnification/contribution and priority provisions. In addition, the noteholders of SPV99-2 will likewise be given certain demand and piggyback registration rights and tag-along rights and will be the subject of certain lock-up and drag-along rights which may be enforced by NCOG.

       C.  Status of the Surviving Corporation

       It is anticipated that the surviving Corporation will be a reporting company under the Exchange Act. In addition, it is a condition to the obligations of the parties to consummate the Merger that the Surviving Corporation Common Stock shall have been approved for listing on the Nasdaq National Market system, subject to official notice of issuance. As with other conditions, this listing requirement may be waived by the parties, in which case the Surviving Corporation Common Stock would trade on the "Over the Counter" system. It is expected that the ticker symbol for the Surviving Corporation Common Stock will be "NCOP."

XI.  LIQUIDATION ANALYSIS

     Confirmation of the Plan requires that the "Best Interests Test" under
Section 1129 (a)(7) of the Bankruptcy Code be satisfied with respect to each impaired Class of Claims or Interests. The "Best Interests Test" is satisfied if the Plan provides each impaired Class of Claims or Interest with a recovery which is at least as great as the recovery which such Class would receive if the Debtor were liquidated under chapter 7 of the Bankruptcy Code. Accordingly, management has prepared a hypothetical liquidation analysis. Management believes the liquidation analysis demonstrates that the Plan meets the "Best Interests Test."

     A.   Liquidation Under Chapter 7


     If no plan is confirmed, the Debtor's Chapter 11 Case may be converted to a case under Chapter 7 of the Bankruptcy Code, or dismissed. In a Chapter 7 case, a trustee or trustees would be elected or appointed to liquidate the assets of the Debtor. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims or Interests against the Debtor.

     The Debtor believes that in a liquidation under Chapter 7, before holders of Claims or Equity Interests received any distribution, additional administrative expenses involved in the appointment of a trustee and attorneys, accountants and other professionals to assist such trustee would cause a substantial diminution in the value of the estate. The assets available for distribution to holders of Claims and Equity Interests would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, that would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Debtor's operations and the failure to realize the greater going concern value of the Debtor's assets.

     B.   Liquidation Valuation


     We assume that a chapter 7 trustee would not be able to retain the services of collectors over an extended period of time and thus project that the assets are liquidated over a period of three months. All of the Company's static pools were assumed to be sold for a cash price representing a fraction of their remaining charged-off balance. The remaining charged-off balances of the receivables within each pool were stratified according to the number of years since charge-off. A sales price was estimated for each "stratified" group of receivables within each pool based upon the number of years since charge-off, current market pricing for similar receivables and estimated time required to collect on each pool. The sales price for each stratified group of receivables within each pool were combined to obtain an estimate of gross proceeds from the sale of a particular pool. Gross proceeds from the sale of each pool were then applied to the outstanding bond balance associated each particular pool, net of any cash reserves. Any remaining proceeds after repayment of a bond in full are included in Total Distributable Proceeds. Table 1 summarizes the estimated proceeds from liquidation of the Debtor's static pools.

Table 1 - Proceeds from Liquidation of Pools - Forced Sale Basis (Dollars in Thousands)

----------------------------------------------------------------------------------------------------------------------
                                                                Less:                  Excess Proceeds
                     Charged                 Gross        Outstanding        Plus:    from Liquidation     Deficiency
                      -Off       Factor     Proceeds     Bond Balance     Reserves            of Pools          Claim
                   Balance (1)                                     (2)
----------------------------------------------------------------------------------------------------------------------
 Pool 1998-1         $888,738     $0.005     $ 4,444          $      0       $    0             $ 4,444      $       0
----------------------------------------------------------------------------------------------------------------------
 Pool 1998-2          956,627      0.007       6,882           (10,594)       3,250                   -           (462)
----------------------------------------------------------------------------------------------------------------------
 Pool 1999-1          918,034      0.023      20,875           (21,486)       2,400               1,790              -
----------------------------------------------------------------------------------------------------------------------
 Pool 1999-2          650,382      0.026      16,912           (32,668)           -                   -        (15,756)
 (Bridge Loan)
----------------------------------------------------------------------------------------------------------------------
 Pool 1999-3A         288,918      0.034       9,889           (19,816)         900                   -         (9,027)
 (Warehouse)
----------------------------------------------------------------------------------------------------------------------
 Pool 1999-3S         382,443      0.020       7,476                 -            -               7,476              -
 (Sunrock)
----------------------------------------------------------------------------------------------------------------------
 Pool 1999-3C          88,611      0.035       3,073                 -            -               3,073              -
 (Owned)
----------------------------------------------------------------------------------------------------------------------
 Total                                                                                          $16,783       ($25,246)
 Distributable
 Proceeds
----------------------------------------------------------------------------------------------------------------------

     (1) Charged-Off Balances exclude bankrupt, settled, sold and decreased accounts
     (2)  Outstanding Bond Balances are as of September 30, 2000


          Proceeds from the liquidation of all of the Debtor's assets (including the pools) were combined in order to determine the total amount of distributable proceeds, as shown in Table 2.

Table 2 - Proceeds Available for Distribution - Forced Sale Basis

---------------------------------------------------------------------------------------------------
(Dollars in Thousands)
---------------------------------------------------------------------------------------------------
                                                 Book Value
                                                 of assets as                       Distributable
                                                 of 7/31/00          Factor            Proceeds
                                                 -----------         ------            --------
---------------------------------------------------------------------------------------------------
Proceeds from Liquidation of Pools                     $204,382     See Table 1             $16,783
---------------------------------------------------------------------------------------------------
Cash and Cash Equivalents                                   651             100%                651
---------------------------------------------------------------------------------------------------
Property and Equipment                                    3,900              50%              1,950
---------------------------------------------------------------------------------------------------
Other Assets                                                447              25%                112
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
Total Distributable Proceeds                                                                $19,496
                                                                                            -------
---------------------------------------------------------------------------------------------------

     Total distributable proceeds were first applied to Administrative Expense Claims, which included estimated outstanding Debtor-In-Possession financing, trustee fees, professional fees, and wind down costs. Proceeds remaining after the Administrative Expense Claims were fully satisfied were then applied to Priority Tax Claims and Holders of Secured Claims according to the nature of the liens associated with the unsecured claims. As can be seen in Table 3, under the liquidation scenario, the assets produce no recovery for Holders of Unsecured Claims or Equity Interests.

Table 3 - Distribution of Available Proceeds - Forced Sale Basis
----------------------------------------------------------------

----------------------------------------------------------------------------------------------------
(Dollars in Thousands)
----------------------
----------------------------------------------------------------------------------------------------
Total Distributable Proceeds                                                               $19,496
----------------------------                                                               -------
----------------------------------------------------------------------------------------------------
                                                Estimated        Recovery        Recovery
                                                Obligation       Value           Percentage
                                                ----------       -----           ----------
----------------------------------------------------------------------------------------------------
 Administrative Expense Claims:
----------------------------------------------------------------------------------------------------
     Debtor-in-Possession Financing                 $     1,671     $     1,671                100%
----------------------------------------------------------------------------------------------------
     Trustee Fees (1)                                       195             195                100%
----------------------------------------------------------------------------------------------------
     Professional Fees (2)                                  975             975                100%
----------------------------------------------------------------------------------------------------
     Wind Down Costs (3)                                    600             600                100%
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
 Priority Tax Claims                                $322,960.41     $322,960.41               100%
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
 Secured Claims:

----------------------------------------------------------------------------------------------------
     Sunrock Capital Loan                                15,457          13,986                 90%
----------------------------------------------------------------------------------------------------
     Secured Equipment Claims (4)                         1,950           1,950                100%
                                                    -----------     -----------
----------------------------------------------------------------------------------------------------
            Total Secured Claims                   $     17,408     $    15,936                 92%
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
 Estimated Unsecured Claims:
----------------------------------------------------------------------------------------------------
     General Unsecured Claims                      $6-8 million               -                  0%
----------------------------------------------------------------------------------------------------
     SPV99-2 Noteholders Deficiency Claim (5)            15,756               -                  0%
                                                    -----------     -----------
----------------------------------------------------------------------------------------------------
            Total Unsecured Claims               $21-24 million     $         0                  0%
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
 Equity Interests                                          N.A.               -               N.A.
----------------------------------------------------------------------------------------------------

(1)  Approximately one percent of distributable proceeds
(2)  Approximately five percent of distributable proceeds (includes chapter 11 fees)
(3) Operating Expenses and post-petition accounts payable are assumed to exceed sources of cash from collections by $600 thousand
(4)  Represents security interest in proceeds from sale of equipment.  Equipment
                                     -------------------------------
     Lease Claims in excess of proceeds from the sale of equipment are included in General Unsecured Claims
(5) Represents the difference between estimated proceeds from the (forced) sale of pool 1999-2 and the outstanding bond balance for the pool (pool 1999-2 carries a parent guarantee) without regard to NCO becoming the successor servicer

XII. REQUIREMENTS FOR CONFIRMATION

     A.  Bankruptcy Code Requirements


     In order to confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of determinations concerning the Plan, including, among others:

     .    that the Plan has classified Claims and Equity Interests in a permissible manner;

     .    that the Plan complies with the technical requirements of Chapter 11 of the Bankruptcy Code, including Best Interests Test described above;

     .    that the proponents have proposed the Plan in good faith; and

     .    that the Plan is feasible and not likely to be followed by a liquidation of the Debtor.

     The Debtor believes that all of these conditions have been met and will seek a determination of the Bankruptcy Court to this effect at the Confirmation Hearing.

     B.   Acceptances

     The Bankruptcy Code requires that the Plan be accepted by requisite votes of Classes of holders of Claims or Equity Interests, except to the extent that "cram down" (discussed below) is available under Section 1129(b) of the Bankruptcy Code. The Bankruptcy Code also requires that the Plan be feasible. In addition, the Bankruptcy Code requires that a Plan place each holder's Claim or Equity Interest in a Class with other Claims or Equity Interests which are substantially similar.

     At the Confirmation Hearing, the Bankruptcy Court must determine, among other things, whether the Plan has been accepted by each Class of holders of Claims or Interests whose Claims or Interests are impaired under the Plan. Under
Section 1126 of the Bankruptcy Code, any impaired Class is deemed to accept the Plan if it is accepted by at least two-thirds in amount and more than one-half in number of the Allowed Claims or Interests of Class members that have voted on the Plan. Further, unless there is unanimous acceptance of the Plan by an impaired Class, the Bankruptcy Court must also determine that, under the Plan, Class members will receive property of a value as of the Effective Date that is not less than the amount that such Class members would receive or retain if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date (Best Interests Test).

     C.   Cramdown

     The Plan may be confirmed even if it is not accepted by all of the impaired classes, if the Bankruptcy Court finds that the Plan was accepted by at least one impaired class and does not discriminate unfairly against, and is fair and equitable as to, all non-accepting impaired classes under the "cram down" procedure set forth at Section 1129(b) of the Bankruptcy Code. Section 1129(b) requires that, among other things, the holders of Claims or Interests in the impaired classes must either receive the full value of their Claim(s) or Interest(s) or, if they receive less, no Class with junior liquidation priority may receive anything.

XIII.  FINANCIAL INFORMATION

       A.   General

       The audited consolidated balance sheets for the fiscal years ended December 31, 1999 and 1998, and the related consolidated statements of operations, and stockholders' equity/(deficit), and cash flows for each of the three years ended December 31, 1999, 1998 and 1997, of Creditrust and its subsidiaries are contained in the Annual Report on Form 10-K of Creditrust for the year ended December 31, 1999, a copy of which is annexed as Exhibit C to
                                                                ---------
this Disclosure Statement, and the full text of which is incorporated herein by reference. This financial information is provided to permit the holders of Claims and Equity Interests to better understand Creditrust's historical business performance and the impact of the Chapter 11 Case on Creditrust's businesses.

       B.   Selected Financial Data

       See Item 6 "Selected Financial Data" set forth in the Annual Report on Form 10-K of Creditrust for the year ended December 31, 1999 annexed as Exhibit
                                                                        -------
C to Disclosure Statement.
-

       C. Management's Discussion and Analysis of Financial Condition and Results of Operations.

       For a detailed discussion by management of Creditrust's financial condition, most recent results of operations, liquidity and capital resources, see Item 7 "Management's Discussion and Analysis of Financial Condition and
---
Results of Operations" in the Annual Report on Form 10-K of Creditrust for the year ended December 31, 1999 annexed as Exhibit C to this Disclosure Statement.
                                        ---------

       D.   Recent Performance

       See the Quarterly Report on Form 10-Q of Creditrust for the fiscal quarter ended March 31, 1999, a copy of which is annexed as Exhibit D to this
                                                            ---------
Disclosure Statement. Also, Creditrust is required to file monthly operating reports with the Bankruptcy Court. Such financial information is on file with the Bankruptcy Court and publicly available for review. Exhibit H sets forth a table summarizing these reports.

XIV. RECOMMENDATION

     The Debtor believes that the Plan affords holders of Claims or Equity Interests the potential for the greatest realization from the assets of the Debtor's Bankruptcy Estate and, therefore, is in the best interests of all holders of Claims or Interests. Accordingly, the Debtor recommends that all holders of Claims and Equity Interests vote to accept the Plan.


XV.  CONCLUSION

     The Plan and its implementation are subject to the entry of an order by the Bankruptcy Court confirming the Plan, and such order becoming final.


                              Respectfully submitted,

                              CREDITRUST CORPORATION



Dated:   December 21, 2000          By:  /s/
                                        -------------------------------------
                                           ----------------------------------
                                        JOSEPH K. RENSIN, Chairman and CEO